UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
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☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
COMPLETE PRODUCTION SERVICES, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 9, 2010

Dear Stockholder:

You are invited to attend the annual meeting of stockholders of Complete Production Services, Inc. to be held on May 21, 2010, at 9:00 a.m. local time, at The Houstonian, 111 N. Post Oak Lane, Houston, Texas 77024.

At this year’s annual meeting you will be asked to: (i) elect three directors to serve for a three-year term; (ii) ratify the selection of our independent registered public accountants; and (iii) transact such other business as may properly come before the annual meeting. The accompanying Notice of Meeting and Proxy Statement describe these matters. We urge you to read this information carefully.

Your board unanimously believes that election of its nominees for directors and ratification of the Audit Committee’s selection of independent registered public accountants are in the best interests of Complete Production Services, Inc. and its stockholders, and, accordingly, recommends a vote “FOR” election of each of the three nominees for directors and “FOR” the ratification of the selection of Grant Thornton LLP as our independent registered public accountants. Because of a change in the New York Stock Exchange (NYSE) rules, unlike previous annual meetings, if your shares are held of record by a broker, bank or other nominee, such nominee will NOT be able to vote your shares with respect to the election of directors if you have not provided instructions to your broker, bank or other nominee. We strongly encourage you to submit your voting instruction card and exercise your right to vote as a stockholder.

In addition to the business to be transacted as described above, management will speak on our developments of the past year and respond to comments and questions of general interest to stockholders.

We are pleased to take advantage of Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet. We have decided to implement this on a partial basis in order to provide an efficient and cost effective means for certain stockholders to review our proxy materials and vote, while providing paper copies to certain other stockholders who we believe would prefer to receive paper copies. Most of our stockholders of record will continue to receive a paper copy of our proxy materials this year. Our stockholders who hold their shares through a broker or other nominee generally will be receiving a Notice of Internet Availability of Proxy Materials (the “Notice”) from their broker instead of a paper copy of our proxy materials. The Notice contains instructions on how to access the Proxy Statement and our 2009 Annual Report over the Internet and how to cast your vote on the Internet. The Notice also contains instructions on how to request a paper copy of our proxy materials. All stockholders who do not receive a Notice will receive a paper copy of the proxy materials by mail.

It is important that your shares be represented and voted whether or not you plan to attend the annual meeting in person. If you are receiving a Notice, you may vote on the Internet, or if you are receiving a paper copy of the proxy statement, you may vote by telephone, on the Internet or by completing and mailing a proxy card. Certain brokers also permit voting over the telephone. Voting over the Internet, by telephone or by written proxy will ensure your shares are represented at the annual meeting. Your vote is important!

Sincerely,

James F. Maroney
Vice President, Secretary and General Counsel

COMPLETE PRODUCTION SERVICES, INC.
11700 Katy Freeway, Suite 300
Houston, Texas 77079

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 21, 2010

We will hold our annual meeting of stockholders at The Houstonian, 111 N. Post Oak Lane, Houston, Texas 77024, on May 21, 2010, at 9:00 a.m. local time, for the following purposes:

1. To elect Harold G. Hamm, W. Matt Ralls and James D. Woods as directors with a three-year term expiring at the 2013 annual meeting of stockholders and until their successors are duly elected and qualified or until their earlier resignation or removal.

2. To ratify the selection of Grant Thornton LLP as our independent registered public accountants for the fiscal year ending December 31, 2010.

3. To transact any other business as may properly come before the annual meeting or any adjournments or postponements of the annual meeting.

These items of business are described in the attached proxy statement. Only our stockholders of record at the close of business on March 23, 2010, the record date for the annual meeting, are entitled to notice of and to vote at the annual meeting and any adjournments or postponements of the annual meeting.

A list of stockholders eligible to vote at our annual meeting will be available for inspection at the annual meeting, and at our executive offices during regular business hours for a period of no less than ten days prior to the annual meeting.

Your vote is very important. It is important that your shares be represented and voted whether or not you plan to attend the annual meeting in person. If you are viewing the proxy statement on the Internet, you may grant your proxy electronically via the Internet by following the instructions on the Notice of Internet Availability of Proxy Materials (“Notice”) previously mailed to you and the instructions listed on the Internet site. The Notice and Internet site may also permit voting by telephone. If you are receiving a paper copy of the proxy statement, you may vote by completing and mailing the enclosed proxy card or voting instruction form, or by submitting a proxy over the Internet or by telephone, as indicated on the enclosed proxy card. Submitting a proxy over the Internet, by telephone or by mailing the enclosed proxy card or voting instruction card will ensure your shares are represented at the annual meeting.

By Order of the Board of Directors,

James F. Maroney
Vice President, Secretary and General Counsel
Complete Production Services, Inc.

i

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

General

Your proxy is solicited on behalf of the board (the “board”) of Complete Production Services, Inc., a Delaware corporation (“Complete Production Services,” “we,” “our” or “us”), for use at the 2010 annual meeting of stockholders to be held on Friday, May 21, 2010, at 9:00 a.m. local time, at The Houstonian, 111 N. Post Oak Lane, Houston, Texas 77024, or at any continuation, postponement or adjournment thereof, for the purposes discussed in this proxy statement and in the accompanying notice of annual meeting and any business properly brought before the annual meeting. Directions to the 2010 annual meeting can be viewed at www.completeproduction.com/fin-reports. Proxies are solicited to give all stockholders of record an opportunity to vote on matters properly presented at the annual meeting.

Pursuant to rules recently adopted by the Securities and Exchange Commission, or SEC, we have elected to provide access to our proxy materials over the Internet for certain stockholders. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials, or Notice, to certain of our stockholders of record, and we are sending a paper copy of the proxy materials and proxy card to other stockholders of record who we believe would prefer receiving such materials in paper form. Brokers and other nominees who hold shares on behalf of beneficial owners will be sending their own similar Notice. Instructions on how to request a printed copy by mail, by telephone or electronically may be found on the Notice. We intend to make this proxy statement available on the Internet and to mail the Notice, or to mail the proxy statement and proxy card, as applicable, on or about April 9, 2010 to all stockholders entitled to vote at the annual meeting.

Important Notice Regarding the Availability of Proxy Materials for the 2010 Shareholder Meeting to Be Held on May 21, 2010

This proxy statement, our 2009 annual report and our other proxy materials are available at: www.completeproduction.com/fin-reports(1). At this website, you will find a complete set of the following proxy materials: proxy statement; 2009 annual report; and sample proxy card. You are encouraged to access and review all of the important information contained in the proxy materials before submitting a proxy or voting at the annual meeting.

Who Can Vote

You are entitled to vote if you were a stockholder of record of our common stock as of the close of business on March 23, 2010. You are entitled to one vote for each share of common stock held on all matters to be voted upon at the annual meeting. Your shares may be voted at the annual meeting only if you are present in person or represented by a valid proxy.

Voting of Shares

You may vote by attending the annual meeting and voting in person or you may vote by submitting a proxy. The method of voting by proxy differs depending on whether (1) you are viewing this proxy statement on the Internet or receiving a paper copy, and (2) you hold your shares as a record holder or in “street name.” If you hold your shares of common stock as a record holder and you are reviewing a paper copy of this proxy statement, you may vote by completing, dating and signing the proxy card that was included with the proxy statement and promptly returning it in the preaddressed, postage paid envelope provided to you, or by submitting a proxy over the Internet or by telephone by following the instructions on the proxy card. The Internet and telephone voting facilities available to stockholders receiving a paper copy of this proxy statement will close at 12:00 p.m. Central time on May 20, 2010.

(1)  This website, wherever referenced in this proxy statement, is not intended to function as a hyperlink and the information contained on our website is not intended to be part of this proxy statement.

Your shares are said to be held in “street name” if they are held in a stock brokerage account or by a bank, trust or other nominee, in which case the broker, bank, trust or other nominee is considered to be the stockholder of record with respect to such shares. Even if your shares are held in “street name,” you are still considered the beneficial owner of those shares. If you hold your shares of common stock in “street name,” you will receive a Notice from your broker, bank or other nominee that includes instructions on how to vote your shares. Your broker, bank or nominee will allow you to deliver your voting instructions over the Internet and may also permit you to vote by telephone. The Internet and, if available, telephone voting facilities for stockholders receiving a Notice will close at 11:59 p.m. Eastern time on May 20, 2010. In addition, you may request paper copies of the proxy statement and proxy card from your broker by following the instructions on the Notice provided by your broker. Certain of our stockholders who hold shares in “street name” will be receiving paper copies of the proxy statement and will be able to submit their votes by following the instructions on the voting instruction form they receive from their bank, broker or other nominee or on the proxy card that accompanies the paper copy of the proxy statement.

If you vote through the Internet, you should be aware that you may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers and that these costs must be borne by you. If you vote by Internet or telephone, then you need not return a written proxy card by mail.

Your vote is very important. You should vote by submitting your proxy or voting instructions even if you plan to attend the annual meeting in person.

If You Do Not Specify How You Want Your Shares Voted

If you are a stockholder of record and you submit your proxy but do not specify how you want your shares voted on a proposal, the proxy holder will vote your shares:

•	FOR the election of each of the three nominees listed in this proxy to serve on our board for a term expiring at the 2013 annual meeting of stockholders; and

•	FOR the ratification of the selection of Grant Thornton LLP as our independent registered public accountants for the fiscal year ending December 31, 2010.

In their discretion, the proxy holders named in the proxy are authorized to vote on any other matters that may properly come before the annual meeting and at any continuation, postponement or adjournment thereof. The board knows of no other items of business that will be presented for consideration at the annual meeting other than those described in this proxy statement.

If your shares are held in “street name” through a broker, bank or other nominee, your broker will vote your shares in accordance with your voting instructions. If you do not provide voting instructions to your broker your broker has discretionary authority to vote your shares on certain routine matters. Broker non-votes occur when your broker, bank or other nominee has not received voting instructions from you and does not have discretionary authority to vote your shares on a particular proposal or matter. The effect of a broker non-vote is that your shares will not be voted on any proposal or matter on which your broker or other nominee does not have discretionary authority to vote. Shares that constitute broker non-votes will be counted as present at the annual meeting for the purpose of determining a quorum, but will not be considered entitled to vote on the proposal in question.

Brokers generally have discretionary authority to vote on the ratification of the selection of Grant Thornton LLP as our independent registered public accountants. Brokers, however, do not have discretionary authority to vote on the election of directors to serve on our board because of a change in the New York Stock Exchange (NYSE) rules. As a result, unlike previous annual meetings, your broker will NOT be able to vote your shares with respect to the election of directors if you have not provided instructions to your broker. We strongly encourage you to submit your voting instruction card and exercise your right to vote as a stockholder.

Voting in Person

If you are a stockholder of record and plan to attend the annual meeting and wish to vote in person, a ballot will be available upon request at the annual meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote in person at the annual meeting, you must bring to the annual meeting a legal proxy from the record holder of the shares (your broker or other nominee) authorizing you to vote at the annual meeting.

Revocation of Proxy

If you are a stockholder of record, you may revoke your proxy at any time before your proxy is voted at the annual meeting by taking any of the following actions:

•	delivering to our corporate secretary a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	signing and delivering a new proxy, relating to the same shares and bearing a later date than the original proxy;

•	submitting another proxy by telephone or over the Internet (your latest telephone or Internet voting instructions are followed); or

•	attending the annual meeting and voting in person, although attendance at the annual meeting will not, by itself, revoke a proxy.

Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to:

Complete Production Services, Inc.
11700 Katy Freeway, Suite 300
Houston, Texas 77079
Attn: Secretary

If your shares are held in “street name” by a broker or other nominee, you may change your vote by submitting new voting instructions to your broker, bank or other nominee. You must contact your broker, bank or other nominee to find out how to do so.

Quorum and Votes Required

At the close of business on March 23, 2010, 77,627,661 shares of our common stock were outstanding and entitled to vote. All votes will be tabulated by the inspector of election appointed for the annual meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

A majority of the outstanding shares of common stock present in person or represented by proxy will constitute a quorum at the annual meeting. Shares of common stock held by persons attending the annual meeting but not voting, shares represented by proxies that reflect abstentions as to a particular proposal and broker non-votes will be counted as present for purposes of determining a quorum.

For Proposal 1, directors will be elected by a plurality of the votes cast. Thus, the three nominees receiving the greatest votes will be elected. As a result, abstentions will not be counted in determining which nominees received the largest number of votes cast. Brokers do not have discretionary authority to vote on the election of directors. Broker non-votes will not affect the outcome of the election of directors because brokers are not able to cast their votes on this proposal.

For Proposal 2, the affirmative vote of a majority of the shares represented in person or by proxy at the annual meeting and entitled to vote is required for the ratification of the selection of Grant Thornton LLP as our independent registered public accountants. Abstentions will have the same effect as votes against this proposal. Brokers generally have discretionary authority to vote on the ratification of our independent registered public accountants, thus broker non-votes are generally not expected to result from the vote on Proposal 2. Any broker non-votes that may result will not affect the outcome of this proposal.

Solicitation of Proxies

Our board is soliciting proxies for the annual meeting from our stockholders. We will bear the entire cost of soliciting proxies from our stockholders. In addition to the solicitation of proxies by mail, we will request that brokers, banks and other nominees that hold shares of our common stock, which are beneficially owned by our stockholders, send notices, proxies and proxy materials to those beneficial owners and secure those beneficial owners’ voting instructions. We will reimburse those record holders for their reasonable expenses. We have engaged Morrow & Co., LLC, to assist in the solicitation of proxies and to provide related advice and informational support, for a service fee of approximately $5,000 (which includes an advance against expenses of $2,500) and the reimbursement of additional customary expenses. We also may use several of our regular employees, who will not be specially compensated, to solicit proxies from our stockholders, either personally or by telephone, Internet, telegram, facsimile or special delivery letter.

Assistance

If you need assistance in voting over the Internet or completing your proxy card or have questions regarding the annual meeting, please contact our investor relations department at (281) 372-2300 or investorrelations@completeproduction.com or write to: Complete Production Services, Inc., 11700 Katy Freeway, Suite 300, Houston, Texas 77079, Attn: Investor Relations.

ITEM 1:
ELECTION OF DIRECTORS

Board Structure

Our Amended and Restated Certificate of Incorporation provides that the number of directors shall be set by our board. Our board has set the current authorized directors at seven members. The directors are divided into three classes, with each class serving for a term of three years. At each annual meeting, the term of one class expires. The following three Class II directors have a term expiring at this annual meeting: Harold G. Hamm, W. Matt Ralls and James D. Woods. Effective as of January 15, 2010, R. Graham Whaling, a former Class I director, resigned from the board. The resignation of Mr. Whaling was not based on any disagreements between Mr. Whaling and us relating to our operations, policies or practices. Our board approved a reduction in the number of authorized directors from eight to seven effective January 15, 2010.

Board Nominees

Based upon the recommendation of our Nominating and Corporate Governance Committee (the “Nominating Committee”), our board has nominated Harold G. Hamm, W. Matt Ralls and James D. Woods for re-election as directors to the board. Each nominee currently serves on our board. If elected, each director nominee would serve a three-year term expiring at the close of our 2013 annual meeting, or until his successor is duly elected. Biographical information on each of the nominees is furnished below under “Director Biographical Information.”

Board Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE THREE NAMED NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS.

Director Biographical Information

The biographical information concerning each of the nominees and continuing directors below describes each nominee’s and director’s history of service as one of our directors, business experience, public company directorships held currently or at any time during the past five years, involvement in certain legal or administrative proceedings, if applicable, and any other experience, qualifications, attributes or skills that caused the Nominating Committee and board to determine that the nominee or director should currently serve as a director of the board. There are no family relationships among our directors.

				Director	Term
Name	Age	Position	Class	Since	Expires

Joseph C. Winkler	58	Chairman and Chief Executive Officer	I	2005	2012
Robert S. Boswell	60	Director	III	2005	2011
Harold G. Hamm	64	Director	II	2005	2010
Michael McShane(1)(2)	55	Director	III	2007	2011
W. Matt Ralls(1)	60	Director	II	2005	2010
Marcus A. Watts(3)	51	Director	III	2007	2011
James D. Woods(1)(2)(3)	78	Director	II	2001	2010

(1)	Current member of the Audit Committee of the board

(2)	Current member of the Compensation Committee of the board

(3)	Current member of the Nominating and Corporate Governance Committee of the board

Nominees for Election at the Annual Meeting to Serve for a Three-Year Term Expiring at the 2013 Annual Meeting of Stockholders

Harold G. Hamm.  Mr. Hamm has served as our director since September 2005, having served previously as a director of CES, one of our predecessors, from October 2004 until September 2005. Mr. Hamm has extensive leadership experience in public companies, and in particular in the oil and gas exploration and production industry. Since 2007, Mr. Hamm has served as President and Chief Executive Officer and a director of Continental Resources, Inc., a NYSE-listed independent exploration and production company founded by Mr. Hamm in 1967, and currently serves as its Chairman of the Board. Since October 2004, Mr. Hamm has served as Chairman of the Board of Hiland Holdings GP, the general partner of Hiland Partners LP, a NASDAQ-listed midstream master limited partnership, that focuses on the processing and marketing of natural gas and the fractionating and marketing of natural gas liquids. Previously, Mr. Hamm served as President and Chief Executive Officer and as a director of Continental Gas, Inc., a midstream natural gas gathering company, since December 1994 and then served as Chief Executive Officer and a director until 2004.

Mr. Hamm is also actively engaged in relevant industry associations and charitable activities. He currently serves on the executive boards of the Oklahoma Independent Petroleum Association, as past chairman, and of the Oklahoma Energy Explorers. Mr. Hamm is the founder and served as Chairman of the Board of Save Domestic Oil, Inc., is the founder and chairman of the Domestic Energy Producers Association and is past President of the National Stripper Well Association. Furthermore, the Harold and Sue Ann Hamm Foundation, which was founded in 2007, donated $13 million as a founding donor for the Harold Hamm Oklahoma Diabetes Center located on the campus of the University of Oklahoma. Mr. Hamm is also a member of the Board of the Oklahoma Medical Research Foundation.

With over 40 years of experience as a senior executive in the energy and oil and gas exploration and production industry, Mr. Hamm is widely recognized for his industry expertise and brings to the board a keen understanding of our industry. In particular, Mr. Hamm’s historical experience in our industry from all aspects of both exploration and production of oil and gas enables him to provide our board with valuable insight both in the Oklahoma basins and other areas where we operate. Mr. Hamm’s role on the boards of directors of several large, publicly traded companies as well as his executive experience at Continental Resources provides him with the dual perspective to facilitate communications between management and board members.

W. Matt Ralls.  Mr. Ralls has served as our director since December 2, 2005. Since January 2009, Mr. Ralls has served as the President, Chief Executive Officer and director of Rowan Companies, Inc., a NYSE-listed contract drilling and manufacturing company.

Mr. Ralls has extensive leadership and financial management experience in the oil and gas drilling and production industry. Mr. Ralls also has recent public company directorship experience, having served as a board member and on the audit and corporate governance committees of Enterprise Products GP and Enterprise GP Holdings L.P., a NYSE-listed company that owns various partnership interests in the midstream energy industry, from February 14, 2006 to March 2007 and on the audit committee of El Paso Pipeline Partners, L.P., a NYSE-listed natural gas transportation pipelines and storage company, from January 2008 to January 2009. Mr. Ralls served as Executive Vice President and Chief Operating Officer of GlobalSantaFe Corporation, a NYSE-listed international contract drilling company, from June 2005 until the completion of the merger of GlobalSantaFe with Transocean, Inc. in November 2007, having also served in the role of Senior Vice President and Chief Financial Officer from November 2001 to June 2005. Mr. Ralls also has executive experience with other oil drilling and production companies, including as: Senior Vice President, Chief Financial Officer and Treasurer of Global Marine from January 1999 to November 2001, when Global Marine merged to become GlobalSantaFe; Executive Vice President, Chief Financial Officer and Treasurer of Global Marine from 1997 to January 1999; Vice President of Capital Markets and Corporate Development for The Meridian Resource Corporation, a NYSE-listed corporation, from 1996 to 1997; and Executive Vice President, Chief Financial Officer and a director of Kelley Oil and Gas Corporation, a NASDAQ-listed company, from 1990 until 1996.

Mr. Ralls spent the first 17 years of his career in commercial banking, mostly at the senior loan management level, with three large Texas banks, including NationsBank in San Antonio, Texas.

Mr. Ralls has extensive financial and senior executive management experience at companies focusing on various phases of the drilling and production industry, which provides him with a keen grasp of our operations and financial results. This background culminates in strong financial acumen and leadership skills that he contributes to our board of directors. Mr. Ralls’ finance background and past service on the audit committees of other public companies qualifies him as our Audit Committee’s Financial Expert.

James D. Woods.  Mr. Woods has served as our director since June 2001. Mr. Woods is currently retired and serves as a director of ESCO Technologies, a NYSE-listed supplier of engineered filtration products to the process, healthcare and transportation market, and Foster Wheeler Ltd., an OTC-traded holding company of various subsidiaries which provide a broad range of engineering, design, construction and environmental services. Mr. Woods serves as a director and is a past chairman of the Petroleum Equipment Supplier’s Association, the National Ocean Industries Association and The Greater Houston YMCA. He also serves as a director of the University of Texas Health Science Center at Houston and as a trustee of the National Boys and Girls Club of America.

Mr. Woods enjoyed a long career at Baker Hughes Incorporated, having served as its Chief Executive Officer from April 1987 and Chairman from January 1989, in each case until January 1997, and most recently as its Chairman Emeritus and retired Chief Executive Officer.

Mr. Woods contributes considerable governance experience to our board, having recently served as a director and member of one or more board committees of the following public companies: OMI Corp., a NYSE-listed bulk shipping company, from 1998 to 2007 (compensation and nominating and corporate governance committees); USEC Inc., a NYSE-listed supplier of enriched uranium from 2001 to 2007 (audit committee); Integrated Production Services, Inc. (“IPS”) (renamed Complete Production Services subsequent to the Combination in September 2005) from June 2001 until September 2005; and National Oilwell Varco, Inc., a NYSE-listed global provider of mechanical components for drilling rigs, from 1988 to 2005.

Mr. Woods’ distinguished career as an executive in the oilfield service industry provides the board with leadership experience and expertise in our industry. In particular, Mr. Woods’ experience in managing the growth of Baker Hughes Incorporated, including his role in leading the merger of two of the largest companies in the oil service industry, lends considerable insight to the board in its endeavors to identify acquisition and growth opportunities.

Directors Continuing in Office Until the 2011 Annual Meeting of Stockholders

Robert S. Boswell.  Mr. Boswell has served as our director since September 2005. He currently serves as Chairman and Chief Executive Officer of Laramie Energy II, LLC, a Denver-based privately held oil and gas exploration and production company he co-founded in June 2007. Mr. Boswell also serves on the Board of Toromont Industries, Ltd., is Vice Chairman of St. Joseph Hospital Foundation and on the Board of Trustees of the Boys and Girls Clubs of America.

Prior to the formation of Laramie II, Mr. Boswell served as Chairman and Chief Executive Officer of Laramie Energy, LLC, a privately held oil and gas exploration company, whose assets were sold in May 2007. From July 2004 until September 2005, Mr. Boswell served as a director of CES, one of our predecessors. Mr. Boswell served for many years as a director and executive of Forest Oil Corporation, a NYSE-listed independent exploration and production company, having served as a director from 1986 until September 2003 (also serving as Chairman of the Board from March 2000 until September 2003), Chief Executive Officer from December 1995 until September 2003, President from November 1993 to March 2000 and Chief Financial Officer from May 1991 until December 1995. Mr. Boswell also served as a director of C.E. Franklin Ltd., a provider of products and services to the oilfield industry, specifically completion products, from 1976 until May 2003.

With his track record as an entrepreneur in the energy exploration industry, Mr. Boswell provides the board with leadership skills and an understanding of our operations, particularly with respect to our oilfield services operations in Canada and the U.S. Rocky Mountain region. Mr. Boswell’s depth of experience at both the management and board level of a major NYSE company in the same industry contributes invaluable insight to our board as it confronts and seeks solutions to operational challenges and as it devises new strategic initiatives.

Michael McShane.  Mr. McShane has served as our director since March 20, 2007. Mr. McShane also serves as a director of Spectra Energy Corp, a NYSE-listed provider of natural gas infrastructure, since April 2008, and Globalogix, a privately held company that provides comprehensive services to upstream oil & gas producers and operators, since June 2007 and Triton LLC, an international company that designs, builds and supports a wide range of technologies and systems for subsea remote intervention operations and applications, since June 2009.

Previously, Mr. McShane served as a director and President and Chief Executive Officer of Grant Prideco, Inc., a NYSE-listed manufacturer and supplier of oilfield drill pipe and other drill stem products, from June 2002 until the completion of the merger of Grant Prideco with National Oilwell Varco, Inc. in April 2008, having also served as Chairman of the Board from May 2003 through April 2008. Prior to joining Grant Prideco, Mr. McShane was Senior Vice President — Finance and Chief Financial Officer and director of BJ Services Company, a provider of pressure pumping, cementing, stimulation and coiled tubing services for oil and gas operators, from 1990 to June 2002 and Vice President — Finance from 1987 to 1990 while BJ Services Company was a division of Baker-Hughes. Mr. McShane joined BJ Services Company in 1987 from Reed Tool Company, where he was employed for seven years in various financial management positions.

Mr. McShane’s diverse career in the energy industry, from leading Grant Prideco, a manufacturer and supplier of oilfield equipment, to serving on the board of Triton LLC, a company focused on subsea remote intervention operations and applications, gives him the knowledge, skills and perspective relevant to an understanding of our operations. Furthermore, Mr. McShane’s directorial experience on public and private company boards, including as a member of the finance and audit committees of Spectra Energy Corp, coupled with his finance and accounting background as a certified public accountant, enhances our audit committee.

Marcus A. Watts.  Mr. Watts has served as our director since March 20, 2007. Mr. Watts is a partner in the law firm of Locke Lord Bissell & Liddell LLP where he has practiced corporate and securities law since 1984 and is the Vice Chairman of the firm and managing partner of its Houston office. Mr. Watts serves as Chairman of the Advisory Board of the Salvation Army, is the Past Chairman and Executive Committee member of the Society for the Performing Arts, and serves as a member of various committees for the Greater Houston Partnership and YMCA.

From January 2001 to June 2005, Mr. Watts served as a director of Cornell Companies, a NYSE-listed company which is a provider of corrections, treatment and educational services outsourced by federal, state and local governmental agencies.

Mr. Watts’ 25 years of experience in corporate securities law and corporate governance matters, including having represented issuers of equity and debt, underwriters, boards of directors and special committees, adds insight into the legal, regulatory and compliance issues we encounter from time to time. Mr. Watts’ prior service as a director of another NYSE-listed company enhances his contributions to our board meetings and deliberations.

Director Continuing in Office Until the 2012 Annual Meeting of Stockholders

Joseph C. Winkler.  Mr. Winkler has served as our Chief Executive Officer since September 2005, as our director since June 2005 and as our Chairman of the Board since March 20, 2007. Mr. Winkler is a director of Petroleum Equipment Suppliers Association (PESA), an oilfield service and supply industry trade association and a director and member of the compensation and nominating and corporate governance committees of Dresser-Rand Group, Inc., a NYSE-listed provider of rotating equipment solutions. Mr. Winkler also is a member of the Dean’s Planning and Advisory Committee at Louisiana State University

Previously, Mr. Winkler served as President and Chief Executive Officer of Complete Energy Services, Inc. (“CES”) and as a director of CES, I.E. Miller Services, Inc. (“IEM”) and IPS, beginning in June 2005 (CES and IEM were combined with IPS in September 2005, with the resulting company renamed Complete Production Services, Inc.). Mr. Winkler also has extensive executive experience with National Oilwell Varco, Inc., a NYSE-listed oilfield capital equipment and services company, and its predecessor, Varco International, Inc., having served as the Executive Vice President and Chief Operating Officer from March 2005 until June 2005, President and Chief Operating Officer of Varco International from May 2003 until March 2005, and in various other executive capacities with Varco International, including as Executive Vice President and Chief Financial Officer, from April 1996 until May 2003. From 1993 to April 1996, Mr. Winkler served as the Chief Financial Officer of D.O.S., Ltd., a privately held provider of solids control equipment and services and coil tubing equipment to the oil and gas industry, which was acquired by Varco International in April 1996. Prior to joining D.O.S., Ltd., Mr. Winkler was Chief Financial Officer of Baker Hughes INTEQ, and served in a similar role for various companies owned by Baker Hughes Incorporated, including Eastman/Teleco and Milpark Drilling Fluids.

Mr. Winkler’s current role as our Chief Executive Officer and his past role as President and Chief Executive Officer of our predecessor provides him considerable knowledge of and familiarity with our operations. This extensive institutional knowledge, coupled with Mr. Winkler’s history of leadership and governance at National Oilwell Varco and its predecessor, position him to properly direct the review and deliberations of our board. Mr. Winkler’s career in the oilfield service industry provides our board with a valuable resource of information on the markets in which we operate and the business and financial factors driving our financial results. As our Chief Executive Officer and Chairman, Mr. Winkler serves as the bridge between our management and the board, ensuring that both groups act with a common purpose.

Executive Officers

Set forth below is information regarding each of our executive officers as of March 23, 2010:

Name	Age	Position

Joseph C. Winkler	58	Chairman and Chief Executive Officer
Brian K. Moore	53	President and Chief Operating Officer
Jose Bayardo	38	Vice President, Chief Financial Officer and Treasurer
James F. Maroney	58	Vice President, Secretary and General Counsel
Kenneth L. Nibling	59	Vice President — Human Resources and Administration
Dewayne Williams	39	Vice President — Accounting, Corporate Controller, Chief Accounting Officer and Assistant Treasurer

Joseph C. Winkler. See above “— Director Continuing in Office Until the 2012 Annual Meeting of Stockholders.”

Brian K. Moore.  Mr. Moore has served as our President and Chief Operating Officer since March 20, 2007 and prior to that served as our President, IPS Operations from September 2005 through March 20, 2007. From April 2004 through September 2005, Mr. Moore served as President and Chief Executive Officer and a director of IPS, one of our predecessor companies. From January 2001 through April 2004, Mr. Moore served as General Manager — Oilfield Services, U.S. Land Central Region, at Schlumberger Ltd., an international oilfield and information services company. Prior to serving as General Manager — Oilfield Services, Mr. Moore served as Pressure Pumping Manager for Schlumberger’s Eastern Region from July 1999 to January 2001. Mr. Moore has over 29 years of oilfield service experience including 15 years with Camco International where he served in various management and engineering positions including General Manager — Coiled Tubing Operations.

Jose A. Bayardo.  Mr. Bayardo has served as our Vice President, Chief Financial Officer and Treasurer since October 2008. From February 2007 to October 2008, Mr. Bayardo served as our Vice President — Corporate Development and Investor Relations. From April 2006 to January 2007, he served as Vice President of our IPS Division’s Rocky Mountain and Mid-continent operations. From April 2003 to April 2006, he served as the Vice President of Corporate Development of IPS, our predecessor company. Prior to joining us, Mr. Bayardo was an investment banker with JPMorgan.

James F. Maroney.  Mr. Maroney has served as our Vice President, Secretary and General Counsel since October 2005. From August 2005 until October 2005, Mr. Maroney surveyed various opportunities until accepting employment with us. Mr. Maroney served as Of Counsel to National Oilwell Varco, Inc. from March 2005 to August 2005. He served as Vice President, Secretary and General Counsel of Varco International from May 2000 until March 2005. Prior to that time, Mr. Maroney served as Vice President, Secretary and General Counsel of Tuboscope, Inc., predecessor to Varco International.

Kenneth L. Nibling.  Mr. Nibling has served as our Vice President — Human Resources and Administration since October 2005. From August 2005 to October 2005, Mr. Nibling surveyed various opportunities until accepting employment with us. He served as Vice President, Human Resources of National Oilwell Varco, Inc. from March 2005 through July 2005. He served as Varco International, Inc.’s Vice President — Human Resources and Administration from May 2000 until March 2005. Prior to that time, Mr. Nibling served as Vice President — Human Resources and Administration of Tuboscope, Inc., predecessor to Varco International.

Dewayne Williams.  Mr. Williams has served as our Vice President — Accounting, Corporate Controller, Chief Accounting Officer and Assistant Treasurer since May 21, 2009. From September 2005 to May 21, 2009, Mr. Williams served as our Assistant Controller. From August 2004 until September 2005, Mr. Williams served as the Financial Reporting Manager with Core Laboratories N.V., a publicly held oilfield service company, and from December 1999 to August 2004 he served as the SEC Reporting Manager of NATCO

Group Inc., a publicly held oil service company. Prior to December 1999, Mr. Williams’ experience included Financial Reporting and Accounting Manager with Enron Corp, and service as an Audit Senior with Coopers & Lybrand, L.L.P and with Arthur Andersen, L.L.P. Mr. Williams is a Certified Public Accountant.

CORPORATE GOVERNANCE

Our board adheres to strong corporate governance practices and has adopted corporate governance guidelines to set forth its agreements concerning overall governance practices. Our board has also adopted a Code of Business Conduct and Ethics, which contains general guidelines for conducting our business that applies to all of our employees, including our principal executive officer and our principal financial officer, our principal accounting officer and our controller, and a Code of Ethics for Non-Employee Directors that applies to all of our non-employee directors. Our guidelines and codes of ethics can be found in the corporate governance section of our website at www.completeproduction.com. In the event of any future amendments to certain provisions of our Code of Business Conduct and Ethics, or any waivers of such provisions, applicable to our directors and executive officers, we intend to disclose such amendments or waivers at the same location on our website identified above.

Board Qualifications, Evaluation of Nominees and Consideration of Diversity

Our corporate governance guidelines provide our board and Nominating Committee with a roadmap for selecting and evaluating nominees for the board and for reviewing whether continuing directors possess attributes relevant to our business. The Nominating Committee evaluates the backgrounds and skills of continuing directors using criteria consistent with the criteria considered by the Nominating Committee in recommending new director candidates, which include:

•	technical, operational and/or economic knowledge of our business and the facets of the oil and gas industry that are at the focal point of our operations;

•	experience at the executive level in operational, financial and/or administrative management;

•	financial and risk management acumen; and

•	experience in or familiarity with our business and markets (including international expertise), technological trends and developments that affect our business, and corporate securities and tax laws.

In conducting its evaluation of candidates and continuing directors, the Nominating Committee assesses each individual in the context of the board as a whole, with the goal of assembling a board that has the ability to best perpetuate our success and represent stockholder interests through the exercise of sound judgment. The Nominating Committee evaluates the diversity of backgrounds, skills, work experience, geographic representation and oil and gas industry focus that it believes are critical to a successful board for our company at this time. The Nominating Committee is especially interested in:

•	ensuring geographic representation across the basins in which we conduct our operations;

•	ensuring that directors collectively have a broad range of experience across the phases of the oil and gas industry that are the focus of our business; and

•	drawing from the expertise of active or retired chief executive officers and other senior executives, particular those with experience at public companies and/or backgrounds in capital markets and mergers and acquisitions.

•	integrity and commitment to the highest ethical standards;

•	consistent availability and commitment to attending board meetings;

•	an ability to challenge and share ideas in a positive and constructively critical manner and be responsive to our needs; and

•	an ability to communicate effectively with other members of the board and management.

Although the Nominating Committee does not expect candidates and continuing directors to possess all of the foregoing attributes, each person should exhibit one or more of those characteristics.

To identify nominees, the Nominating Committee typically begins by polling board members and senior management for their recommendations, and will also consider candidates who are properly proposed by stockholders. The Nominating Committee has the option of retaining a third-party search firm to identify candidates if deemed necessary or advisable. The Nominating Committee, as it deems appropriate, also may review the composition and qualification of the boards of directors of our competitors or other similarly situated companies and may seek the input of industry experts or analysts. After reviewing the qualifications, experience, background and the potential effect upon board chemistry of any new candidate, the Nominating Committee will recommend final candidates for interviews by our independent directors and members of our senior management team. Once the Nominating Committee has reviewed and deliberated over the feedback of the entire board and senior management, as well as any other information gathered about a nominee, the Nominating Committee makes its recommendation to the board. As discussed under “Other Matters — Stockholder Proposals and Nominations,” any candidates properly recommended by stockholders for nomination to the board will be evaluated in the same manner that candidates suggested by board members, management or other parties are evaluated.

Board Leadership Structure

Our Chairman and Chief Executive Officer roles have been combined since March 2007, within the first year after we became a public company. Our board has determined that balancing the combined role of Chairman and Chief Executive Officer with a rotating presiding director position is the most appropriate leadership structure for our company at this time. In particular, the breadth of our board’s industry experience, the board’s relatively small size and the long-standing history of many of our directors with us necessitates a coherent and tight leadership structure. The combined Chairman and Chief Executive Officer role provides the optimum avenue for promoting accountability among senior management and directors and at the same time helps to align the strategy and goals of the board with management. The board’s leadership structure additionally fosters efficient decision-making critical to the success of our operations.

Our board maintains a rotating presiding director position in order to maximize the valuable input from our non-employee directors. The presiding director rotates every quarter in accordance with a pre-established schedule. We believe this structure enhances the opportunity for each director to contribute and provide individualized value on a regular basis, as well as facilitates coordination and communication among the non-management directors. The presiding director presides over the quarterly executive sessions of non-management members of the board. The presiding director may also synthesize any issues raised in the executive sessions and coordinate with and communicate such issues to the next scheduled presiding director.

The board recognizes the importance of regularly evaluating our particular circumstances to determine if our leadership structure continues to serve the best interests of us and our stockholders. To this end, the board engages in a regular assessment of whether the then current leadership structure remains the most appropriate for us. Our corporate governance guidelines permit the board to fill the positions of Chairman and Chief Executive Officer with one individual or two different individuals and also allow the board to appoint a permanent presiding non-employee director. As a result, the board has the flexibility to alter its leadership structure in the future to adapt to changing circumstances as and when needed.

Risk Oversight

Our board understands that management has the duty to manage the risks inherent to our company, but also understands that it must oversee an enterprise-wide approach to such risk management, which is designed to enhance management’s and the board’s ability to identify, understand, evaluate, articulate and successfully manage the various risks to which we are exposed. Our approach is designed to consider the probability and impact of occurrences, to cost effectively attempt to mitigate, preempt or avoid the impact of the identified risks in a manner that balances the benefits against the costs associated with the risk, while striving to achieve improved long-term financial and operational performance and enhanced stockholder value. We recognize that an enterprise-wide approach to risk management is not a means for eliminating all risk, and is a supplement to and not a replacement for proper internal controls.

Our board believes that a fundamental part of risk oversight is not only understanding the risks that we face, the steps management is taking to manage those risks and the effectiveness of those steps, but also an understanding of what level of risk is appropriate for us and how that level of risk may change over time or due to circumstances. Another key component of the board’s oversight is regular communications with senior management during board and committee meetings, and otherwise as advisable, regarding risk management, control and mitigation. Management monitors and assesses risk on an ongoing basis, with a focus on the following categories of risk that are fundamental to the success of our plans: strategic, legal, environmental, financial, information technology, human capital and operational. In particular, management regularly engages in the following processes in order to monitor the foregoing areas of risk: customer and competitor analysis, management succession planning, financial statement review, bi-weekly division updates, site visits by senior management, quarterly health, safety and environmental meetings, quarterly division president meetings and market reviews. To ensure active discussion about risk management and to facilitate the board’s role in risk oversight, each quarter management reports to the board on the results of our business in such a manner as to apprise the board of the risks inherent in the risk categories described above. In addition, enterprise risk management is more comprehensively reviewed by the board as part of the annual planning and budgeting process. Enterprise risk management and oversight is addressed at our regularly scheduled board meetings.

While the board has the ultimate oversight responsibility for the oversight of the enterprise risk management process, various committees of the board are structured to oversee specific risks and report certain strategic oversight issues to the entire board, as set forth below. The committees periodically provide updates to the board regarding material risk management issues and management’s response.

Committee	Primary Risk Oversight Responsibility

Audit Committee	Overseeing financial compliance risk and internal controls over financial reporting and discussing with management our significant financial risk exposures.
Compensation Committee	Overseeing our compensation practices and evaluating the balance between risk-taking and rewards to senior officers, as further discussed below.
Nominating Committee	Evaluating each director’s independence and the effectiveness of our Corporate Governance Guidelines and Code of Business Conduct and Ethics and overseeing management’s succession planning.

In 2010, management reviewed our compensation policies and practices to determine whether any risks arising from our compensation policies and practices for employees are reasonably likely to have a material adverse effect on us. This review and our findings were discussed with the Compensation Committee.

Board and Committee Independence

Our board has determined that each of Messrs. McShane, Ralls, Watts and Woods is an independent member of the board under the listing standards of the NYSE and has no material relationship with us that would impair such director’s independence. Our board has further determined that each of our standing committees (i.e., Audit Committee, Compensation Committee and Nominating and Governance Committee) is comprised solely of independent members of our board. In making these determinations, our board considered all relationships between us and the director and the director’s family members. As noted above, our board determined Mr. Watts to be independent. Mr. Watts is a partner in the law firm of Locke Lord Bissell & Liddell LLP (“LLB&L”) and is the partner in charge of our legal services account with LLB&L. Based on the amount paid by us to LLB&L in 2009 and the absence of any other material relationship between Mr. Watts and us, our board determined that Mr. Watts is independent. For a discussion of transactions involving

Mr. Watts, as well as Messrs. Boswell and Hamm (whom our board determined to be not independent), see “Certain Relationships and Related Transactions.”

Board Meetings

Our board held seven meetings during fiscal year 2009 and acted by unanimous written consent four times. During fiscal year 2009, all directors attended at least 75% of the combined total of (i) all board meetings and (ii) all meetings of committees of the board of which the director was a member. The chairman of the board or his designee, taking into account suggestions from other board members, establishes the agenda for each board meeting and distributes it in advance to each member of the board. Each board member is free to suggest the inclusion of items on the agenda. The board regularly meets in executive session without management present. The board has a policy that all directors attend the annual meeting of stockholders, absent unusual circumstances. All of our directors attended last year’s annual meeting of stockholders.

Board Committees

Our board maintains a standing: (i) Audit Committee, (ii) Nominating and Corporate Governance Committee and (iii) Compensation Committee. To view the charter of each of these committees please visit our website at www.completeproduction.com. The membership of our standing committees as of the record date is as follows:

Nominating and
	Independent		Corporate
	Under NYSE	Audit	Governance	Compensation
Director	Standards	Committee	Committee	Committee

Joseph C. Winkler	No
Robert S. Boswell	No
Harold G. Hamm	No
Michael McShane	Yes	**		“C”
W. Matt Ralls	Yes	“C”
Marcus A. Watts	Yes		“C”
James D. Woods	Yes	**	**	**

**	Member

“C”	Chair

Audit Committee

The Audit Committee has sole authority for the appointment, compensation and oversight of our independent registered public accountants and reviews the appointment, performance and replacement of our internal auditors, and has responsibility for reviewing and discussing with our management and our independent registered public accountants (when appropriate), the audited consolidated financial statements, prior to filing or issuance, included in our Annual Report on Form 10-K and our unaudited condensed consolidated financial information included in our earnings press releases. The Audit Committee carries out its responsibilities in accordance with the terms of its charter.

W. Matt Ralls (Chairman) and Michael McShane were members of the Audit Committee throughout fiscal year 2009 and are currently members of the Audit Committee. R. Graham Whaling was a member of the Audit Committee during 2009 until his resignation from our board in January 2010, at which time his vacancy on the Audit Committee was filled by Mr. Woods. Our board has determined that our Audit Committee members are financially literate under the current listing standards of the NYSE and are independent under the requirements of SEC Rule 10A-3. Our board has also determined that Mr. Ralls qualifies as an “audit committee financial expert” as defined by the Securities Exchange Commission, or SEC. During fiscal year 2009, the Audit Committee met eight times.

Nominating and Corporate Governance Committee

Marcus A. Watts (Chairman) and James D. Woods were members of the Nominating Committee throughout fiscal year 2009 and are currently members of the Nominating Committee. The Nominating Committee met two times in fiscal year 2009.

The purpose of the Nominating Committee is to make recommendations concerning the size and composition of our board and its committees, evaluate and recommend candidates for election as directors, develop, implement and review our corporate governance policies, and evaluate the effectiveness of our board. The Nominating Committee works with the board as a whole on an annual basis to determine the appropriate skills and characteristics required of board members in the context of the current make-up of the board and its committees.

Our entire board is responsible for nominating members for election to the board and for filling vacancies on the board that may occur between annual meetings of the stockholders. The Nominating Committee is responsible for identifying, screening and recommending candidates to the entire board for prospective board membership. In evaluating the suitability of individuals, the Nominating Committee considers many factors, including issues of experience, integrity, qualifications (such as understanding of finance and marketing), educational and professional background and willingness to devote adequate time to board duties. See “— Board Qualifications, Evaluation of Nominees and Consideration of Diversity.” When formulating its board membership recommendations, the Nominating Committee also considers any advice and recommendations offered by our Chief Executive Officer. The Nominating Committee may also review the composition and qualification of the board of our competitors or other companies and may seek input from industry experts. In determining whether to recommend a director for re-election, the Nominating Committee also considers the board’s and each committee’s annual performance self-evaluation as well as annual individual director evaluations, which address the director’s past attendance at meetings and participation in and contributions to the activities of the board and the like. The Nominating Committee evaluates each individual in the context of the board as a whole, with the objective of recommending a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment.

The Nominating Committee will consider stockholder recommendations of candidates on the same basis as it considers all other candidates. Stockholder recommendations should be submitted to us under the procedures discussed in “Other Matters — Stockholder Proposals and Nominations,” and should include the candidate’s name, age, business address, residence address, principal occupation or employment, the number of shares beneficially owned by the candidate and information that would be required to solicit a proxy under federal securities law. In addition, the notice must include the recommending stockholder’s name, address, the number of shares beneficially owned and the time period those shares have been held.

Compensation Committee

R. Graham Whaling (Chairman), Michael McShane and James D. Woods were the members of the Compensation Committee during fiscal year 2009 and Messrs. McShane and Woods are currently members of the Compensation Committee. Following the resignation of Mr. Whaling in January 2010, Mr. McShane was appointed Chairman of the Compensation Committee. Our board has determined that all Compensation Committee members qualify as “non-employee directors” within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code. The Compensation Committee met five times and acted by unanimous written consent six times in fiscal year 2009.

The Compensation Committee reviews and establishes the compensation of our executives officers, including our Chief Executive Officer, division presidents and all other members of our senior management who earn greater than $200,000 in base salary on an annual basis, has direct access to third party compensation consultants, and administers our stock incentive plans, including the review and grant of stock options and restricted stock to all eligible employees under our stock incentive plans.

The Compensation Committee reviews annually, generally in the first quarter of each fiscal year, the base salaries for our executive officers and other members of senior management who earn greater than $200,000 in salary. The Compensation Committee also determines annually, generally during the first quarter, the annual cash bonuses to be awarded to our executive officers and certain members of senior management based upon pre-established financial performance criteria set under the Management Incentive Plan for the prior fiscal year and our performance relative to such criteria. In addition, under our equity grant policy, the Compensation Committee makes grants of equity awards at least annually and the grant date for the annual grant has been established as the last business day of January. Our Chief Executive Officer makes recommendations to the Compensation Committee regarding our other executive officers’ compensation based on his evaluation of the performance of each other executive officer against objectives established by our Chief Executive Officer and the executive officer at the beginning of each year, the officer’s scope of responsibilities, our financial performance, retention considerations and general economic and competitive conditions.

The Compensation Committee has the sole authority to retain consultants and advisors as it may deem appropriate in its discretion, and the Compensation Committee has the sole authority to approve related fees and other retention terms. Since September 2006, the Compensation Committee has engaged Pearl Meyer & Partners (“PM&P”), independent compensation consultants, to advise the Compensation Committee on an ongoing basis. The consultant reports directly to the Compensation Committee and works closely with our Vice President — Human Resources and Administration, who is management’s representative to the Compensation Committee. PM&P, when invited, attends meetings of the Compensation Committee. The Compensation Committee determines when to hire, terminate or replace the consultant, and which projects are to be performed by the consultant. During fiscal 2009 and early 2010, the Compensation Committee directed PM&P to provide: (i) a summary report on projected 2009 increases in base salaries and total cash compensation for executives in the energy and energy services sector; (ii) a comprehensive market analysis of our executives’ 2009 compensation forms and levels, including an analysis of share allocation and usage levels, executive benefits and perquisites, and severance and change of control provisions; and (iii) a framework for determining 2010 long-term incentive compensation. In addition to the services provided by PM&P as directed by the Compensation Committee related to executive compensation and as directed by the Nominating Committee related to director compensation, in 2009, PM&P provided management with a non-executive compensation energy services study and assisted the Nominating Committee with their board and committee evaluations at an aggregate cost of less than $5,000. PM&P has not provided any other services to us.

Communication with the Board

Interested persons, including our stockholders, may communicate with our board, including our non-management directors, by sending a letter to our Secretary at our principal executive offices at 11700 Katy Freeway, Suite 300, Houston, Texas 77079. Our Secretary will submit all correspondence to the board or to any specific director to whom the correspondence is directed.

Compensation of Directors

Our executive officers do not receive additional compensation for their service as directors. The table below summarizes the compensation received by our non-employee directors for the year ended December 31, 2009.

Director Compensation Table

	Fees Earned
	or Paid	Stock	Option
Director	in Cash(1)	Awards(2)(3)(5)	Awards(2)(4)(5)	Total

Robert S. Boswell	$43,250	$87,823	$9,185	$140,258
Harold G. Hamm	$42,500	$87,823	$9,185	$139,508
Michael McShane	$41,000	$87,823	$9,185	$138,008
W. Matt Ralls	$58,250	$87,823	$9,185	$155,258
Andrew L. Waite(6)	$19,750	$87,823	$9,185	$116,758
Marcus A. Watts	$51,750	$87,823	$9,185	$148,758
R. Graham Whaling(7)	$51,750	$87,823	$9,185	$148,758
James D. Woods	$43,250	$87,823	$9,185	$140,258

(1)	In 2009, each non-employee director was entitled to receive an annual retainer fee of $35,000 and fees of $1,500 for attendance at each meeting of our board of directors or $750 for each meeting of our board of directors attended telephonically. The chairman of the Audit Committee was entitled to receive an additional annual retainer fee of $15,000 and each director who serves as committee chairman (other than the chairman of the Audit Committee) was entitled to receive an additional annual retainer fee of $10,000.

Members of our board also are entitled to reimbursement of their expenses, in accordance with our policy, incurred in connection with attendance at board and committee meetings and conferences with our senior management. We do not offer our non-employee directors any perquisites or other forms of compensation.

(2)	Non-employee directors receive an automatic grant, upon initial appointment and on the last business day of January of each year of equity awards valued at $100,000 as follows: (a) options to purchase 5,000 shares of our common stock, to be valued as of the date of grant, based on a Black-Scholes model established by PM&P, our compensation consultant, and (b) the balance of the $100,000, in restricted stock, to be valued based on the closing price of our common stock on the date of grant. Based on the Black-Scholes model established by PM&P, the value of the options awarded to our directors on January 30, 2009 was $12,179. Directors must continue to hold and may not transfer 65% of their restricted shares that have vested until their directorship on our board is terminated. The options have a term of ten years and vest in three equal installments, generally on each of the first, second and third anniversaries of the grant date, subject to continued service on the board of directors. Vesting of options is accelerated in the event of the director’s retirement. The restricted stock generally vests in full on the first anniversary of the grant date.

(3)	The amounts shown represent the aggregate grant date fair value of shares of restricted stock granted in fiscal year 2009, as described in Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation, as amended (“FASB ASC Topic 718”). The grant date fair value of the 13,701 shares of restricted stock granted on January 30, 2009 under our 2008 Plan to the non-employee directors was $87,823, as computed in accordance with FASB ASC Topic 718, based on the closing price of our common stock of $6.41 on the grant date. The 2009 restricted stock grants vested in full on January 30, 2010.

(4)	The grant date fair value of the options to purchase 5,000 shares of our common stock granted on January 30, 2009 under our 2008 Plan was $9,185, based on the Black-Scholes model of option valuation to determine grant date fair value, as prescribed under FASB ASC Topic 718. The following assumptions were used in the Black-Scholes model: market price of stock, $6.41; exercise price of option, $6.41;

expected stock volatility, 28.6%; risk-free interest rate, 1.75% (based on the constant maturities treasury bond rate for the expected term); expected life, 5.1 years; dividend yield, 0%.

(5)	The table below shows the aggregate numbers of option awards (exercisable and unexercisable) and unvested stock awards held as of December 31, 2009 by each non-employee director who was serving as of December 31, 2009.

	Options	Unvested Restricted
	Outstanding at Fiscal	Shares Outstanding at
Director	Year End	Fiscal Year End

Robert S. Boswell	25,000	13,701
Harold G. Hamm	25,000	13,701
Michael McShane	20,000	13,701
W. Matt Ralls	25,000	13,701
Andrew L. Waite	25,000	0
Marcus A. Watts	20,000	13,701
R. Graham Whaling	32,397	13,701
James D. Woods	25,000	13,701

(6)	Mr. Waite did not stand for re-election to the board of directors at the 2009 annual meeting and was compensated only for the portion of the year during which he served as a director. Upon Mr. Waite’s termination of service from our board, the vesting of all of his then outstanding unvested options and unvested shares of restricted stock was accelerated, and the exercise period for each of his outstanding options was extended until the expiration of the applicable option term.

(7)	As disclosed above, Mr. Whaling resigned from the Board effective January 15, 2010. Upon Mr. Whaling’s termination of service from our board, the vesting of all of his then outstanding unvested options and unvested shares of restricted stock was accelerated, and the exercise period for each of his outstanding options was extended until January 15, 2013.

ITEM 2:

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of our board has selected Grant Thornton LLP (“Grant Thornton”) as our independent registered public accountants for the year ending December 31, 2010, and the board has directed that management submit the selection of independent registered public accountants for ratification by the stockholders at the annual meeting. A representative of Grant Thornton is expected to be present at the annual meeting and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Grant Thornton as our independent registered public accountants is not required by our bylaws or otherwise. However, the board is submitting the selection of Grant Thornton to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in our best interests and in the best interests of our stockholders.

Board Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR FISCAL YEAR 2010.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
AND CERTAIN BENEFICIAL OWNERS

The following table shows ownership of our common stock on March 23, 2010, based on 77,627,661 shares of common stock outstanding on that date, by (i) each person known to us to own beneficially more than five percent (5%) of our capital stock; (ii) each director and nominee; (iii) our Chief Executive Officer and Chief Financial Officer, and each of our other three most highly compensated executive officers for the year ended December 31, 2009 (collectively the “named executive officers”); and (iv) all of our current directors and nominees, named executive officers and executive officers as a group. Except to the extent indicated in the footnotes to the following table, the person or entity listed has sole voting and dispositive power with respect to the shares that are deemed beneficially owned by such person or entity, subject to community property laws, where applicable:

		Rights to		Percentage of
	Shares of	Acquire	Total Shares	Outstanding
	Common	Common	Beneficially	Common
Name	Stock(1)	Stock(2)	Owned	Stock(3)

Directors and Nominees:
Joseph C. Winkler(4)	900,708	939,205	1,839,913	2.37
Robert S. Boswell	56,834	18,335	75,169	*
Harold G. Hamm(5)	4,648,593	18,333	4,666,926	6.01
Michael McShane	25,801	13,335	39,136	*
W. Matt Ralls	27,410	18,333	45,743	*
Marcus A. Watts	27,801	13,334	41,135	*
James D. Woods	108,182	18,335	126,517	*
Other Named Executive Officers:
Brian K. Moore	360,989	137,769	498,756	*
Jose Bayardo	123,468	63,267	186,735	*
James F. Maroney	152,170	73,202	225,372	*
Kenneth L. Nibling(6)	142,855	88,467	231,322	*
All current executive officers and directors (including nominees) as a group (12 persons)	5,842,291	1,475,633	7,317,924	9.43
Stockholders Holding 5% or more:
Harbinger Capital Partners Master Fund I, Ltd(7) Third Floor, Bishop’s Square, Redmond’s Hill, Dublin 2, Ireland	7,303,723	0	7,303,723	9.41
Black Rock, Inc.(8) 40 East 52nd Street New York, New York 10022	8,066,268	0	8,066,268	10.39
Wellington Management Company, LLP(9) 75 State Street Boston, Massachusetts 02109	3,977,305	0	3,977,305	5.12
Dimensional Fund Advisors LP(10) Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	3,768,511	0	3,768,511	4.85
T. Rowe Price Associates, Inc.(11) 100 E. Pratt Street Baltimore, Maryland 21202	8,500,618	0	8,500,618	10.95

*	Less than 1%.

(1)	Includes unvested restricted common stock as follows:

	Unvested		Unvested
Directors and Nominees	Restricted Stock	Other Named Executive Officers	Restricted Stock

Mr. Winkler	286,366	Mr. Woods	5,716
Mr. Boswell	5,716	Mr. Moore	139,967
Mr. Hamm	5,716	Mr. Bayardo	58,333
Mr. McShane	5,716	Mr. Maroney	58,966
Mr. Ralls	5,716	Mr. Nibling	55,432
Mr. Watts	5,716	All current executive officers and directors	650,293

(2)	Represents shares which the person or group has a right to acquire within sixty (60) days of March 23, 2010, upon the exercise of options.

(3)	Shares of common stock subject to options which are currently exercisable or which become exercisable within sixty (60) days of March 23, 2010 are deemed to be beneficially owned by the person holding such options for the purposes of computing the percentage of ownership of such person but are not treated as outstanding for the purposes of computing the percentage of any other person.

(4)	Includes 3,200 shares owned by Mr. Winkler’s spouse.

(5)	Includes an aggregate of 2,532,562 shares owned by Harold G. Hamm GRAT 4, Harold G. Hamm GRAT 6 and Harold G. Hamm GRAT 8; an aggregate of 799,623 shares owned by Shelly G. Hamm 2005 Irrevocable Trust, Harold T. Hamm 2005 Irrevocable Trust, Hilary H. Hamm 2005 Irrevocable Trust, Jane E. Hamm 2005 Irrevocable Trust and Deanna Ann Oxford 2005 Irrevocable Trust; and 1,101,792 shares owned by the Revocable Inter Vivos Trust of Harold G. Hamm, as amended and restated, dated as of April 23, 1984, each of which is an estate planning trust. Mr. Hamm is the grantor and serves as the trustee of each of these trusts. As such, Mr. Hamm may be deemed to have voting and dispositive power over the shares beneficially owned by these trusts.

(6)	Includes 1,000 shares owned by Mr. Nibling’s son. Mr. Nibling disclaims beneficial ownership of the shares held by his son.

(7)	According to a Schedule 13G/A filed by Harbinger Capital Partners Master Fund I, Ltd. (the “Master Fund”) on February 16, 2010. Harbinger Capital Partners LLC serves as the investment manager and investment advisor to the Master Fund. Harbinger Holdings, LLC serves as the manager of Harbinger Capital Partners LLC. Mr. Philip Falcone serves as the managing member of Harbinger Holdings, LLC and the portfolio manager of the Master Fund. In such capacity, Harbinger Holdings, LLC and Mr. Falcone may be deemed to beneficially own 7,303,723 shares based on their shared power to vote and dispose of such shares held for the Master Fund.

(8)	According to a Schedule 13G filed by BlackRock, Inc. on January 8, 2010.

(9)	According to a Schedule 13G/A filed by Wellington Management Company, LLP (“Wellington Management”) on January 11, 2010. Wellington Management may be deemed to beneficially own 3,977,305 shares based on its shared power to vote or direct the vote of 3,664,765 shares and its shared power to dispose or to direct the disposition of 3,977,305 shares held of record by clients of Wellington Management.

(10)	According to a Schedule 13G filed by Dimensional Fund Advisors LP (“Dimensional”) on February 8, 2010. Dimensional is an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, neither Dimensional nor its subsidiaries possess voting and/or investment power over the shares that are owned by the Funds, but may be deemed to be the beneficial owner of such shares. Dimensional disclaims beneficial ownership of all such securities.

(11)	According to a Schedule 13G/A filed by T. Rowe Price Associates, Inc. (“Price Associates”) on February 12, 2010, represents shares with respect to which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the shares, including 1,621,900 shares over which Price Associates possesses sole voting power and 8,500,618 shares over which Price Associates possesses sole dispositive power. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such shares; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such shares.

EQUITY COMPENSATION PLAN INFORMATION TABLE

Equity Compensation Plan Information

The following table provides information as of December 31, 2009, about compensation plans under which shares of our common stock may be issued to employees, consultants or non-employee directors of our board of directors upon exercise of options, warrants or rights.

			Number of Securities
			Remaining Available for
	Number of Securities		Future Issuance Under
	to be Issued Upon	Weighted-Average Exercise	Equity Compensation
	Exercise of Outstanding	Price of Outstanding	Plans (Excluding
	Options, Warrants and	Options, Warrants and	Securities Reflected in
Plan Category	Rights(a)	Rights(b)	Column (a))(c)

Plans approved by stockholders	3,383,623	$13.09	6,602,695
Plans not approved by stockholders	0	$0.00	0

Total	3,383,623	$13.09	6,602,695

(a)	Represents the number of securities to be issued upon exercise of outstanding options under our 2008 Plan and our Amended and Restated 2001 Stock Incentive Plan, as amended.

We assumed the CES 2003 Stock Incentive Plan and the IEM 2004 Stock Incentive Plan in connection with our September 2005 combination with Complete Energy Services, Inc. (“CES”) and I.E. Miller Services, Inc. (“IEM”) in September 2005 (the “Combination”). While the plans will continue to govern the existing options granted thereunder, they were terminated in connection with the Combination as to any future awards. Similarly, we assumed the Pumpco Services, Inc. 2005 Stock Incentive Plan in connection with our acquisition of Pumpco Services, Inc. in November 2006 and while the plan will continue to govern the existing options granted thereunder, the plan was terminated in connection with the acquisition as to any future awards. As of December 31, 2009, (i) options for 375,592 shares of our common stock were outstanding under the CES 2003 Stock Incentive Plan with a weighted-average exercise price of $6.46; (ii) options for 60,345 shares of our common stock were outstanding under the IEM 2004 Stock Incentive Plan with a weighted-average exercise price of $6.12; and (iii) options for 90,250 shares of our common stock were outstanding under the Pumpco Services, Inc. 2005 Stock Incentive Plan with a weighted-average exercise price of $5.00.

(b)	Represents the weighted-average exercise price of outstanding options under our 2008 Plan and our Amended and Restated 2001 Stock Incentive Plan, as amended.

(c)	Represents the number of securities remaining available for issuance under our 2008 Plan, as all prior plans were terminated as of May 22, 2008.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis section discusses the compensation programs and policies for our executive officers and the Compensation Committee’s role in the design and administration of these programs and policies and in making specific compensation decisions for our executive officers, including our “named executive officers,” which consist of Joseph C. Winkler, our Chairman of the Board and Chief Executive Officer, Brian K. Moore, our President and Chief Operating Officer, Jose A. Bayardo, our Vice President and Chief Financial Officer, James F. Maroney, our Vice President, Secretary and General Counsel, and Kenneth L. Nibling, our Vice President — Human Resources and Administration.

Executive Summary

The Compensation Committee evaluates and establishes our executive’s compensation pursuant to a strategy that balances the stability of a base salary with appropriate equity incentives and performance-based cash awards. Generally, an employee’s level of responsibility correlates to the amount of compensation at risk, with greater responsibility equating to a higher proportion of total compensation mix being attributable to equity awards and performance-based cash bonuses.

2009 Compensation Highlights

Fiscal year 2009 proved to be a challenging year due to the continued downturn in the economy and volatility in the oil and gas industry and reduced demand for our completion and production services. The Compensation Committee took several actions in 2009 to preserve our cash liquidity and continue to ensure that the interests of our executives remained aligned with those of our stockholders. At the same time, the Compensation Committee strived to structure the components of our executives’ compensation in a manner that reflects our compensation philosophies and objectives, which were established in connection with our initial public offering in 2006 and are aimed at aligning:

•	base salaries at the median of our peer group; and

•	total direct compensation (base salary, annual performance-based cash bonuses at target performance and long-term equity awards) between the market median and the 75th percentile of our peer group.

In November 2008, the Compensation Committee increased 2009 base salaries in an effort to move closer to stated compensation objectives of paying at market median.  The first three quarters of fiscal 2008 provided record financial performance for us. In November 2008, the Compensation Committee instructed its consultant, Pearl Meyer & Partners, or PM&P, to update its review of executive compensation. The November 2008 study showed that our named executive officers’ 2008 base salaries were below the 25th percentile of our peer group, with an average competitive position at the 11th percentile, and that total direct compensation at target performance was below market median. The Compensation Committee was concerned in part about salary compression from positions that report to our named executive officers, and also determined that, even in tough economic times, minimal levels of base salary competitiveness are necessary to ensure motivation and retention, and to provide the appropriate base from which cash bonuses and long term equity incentives are derived. As a result, the Compensation Committee provided salary increases effective as of January 1, 2009 that were designed to provide salary levels at or slightly below the market median. Specifically, the salary of our Chief Executive Officer was increased by 45%, the salary of our President and Chief Operating Officer was increased by 71% and the salaries of our two vice presidents were increased by 28%. No salary increase was provided to our Chief Financial Officer given the large salary increase provided to him in connection with his promotion to that position in October 2008.

Salaries reduced by 20%, effective March 1, 2009, but remain slightly higher than 2008 levels.  Our operating and financial results for the fourth quarter of 2008 and the first two months of 2009 were negatively impacted by a decline in drilling and exploration expenditures by our customers following the significant drop in oil and gas commodity prices and the continued downturn in the economy. In light of these factors and the decline in our stock price, management recommended to the Compensation Committee that the base salaries for the named executive officers should be reduced by 20% beginning on March 1, 2009 and continuing for the remainder of 2009. The expectation was that the decrease would be temporary (for 2009) and that 2010 salaries would reflect the levels established for January 2009. The 20% reduction in base salaries was determined appropriate as it resulted in salary levels that were slightly higher than 2008 levels and thus the resulting salaries served our objective to retain and motivate our management team.

No 2009 Cash Bonuses.  In February 2009, Management and the Compensation Committee also reviewed our Management Incentive Program, or MIP, which serves as our annual cash performance based program. Following management’s recommendation, the Compensation Committee determined not to establish a bonus program under our MIP for 2009, but reserved the right to make discretionary bonuses after its review of our performance after fiscal year end. Fiscal year 2009 continued to present economic challenges for us, with revenues decreasing 42%, from $1.8 billion for 2008 to $1.1 billion for 2009. This represented a diluted loss per share of $2.42 for 2009 compared to a diluted loss per share of $1.22 for 2008. The Compensation Committee determined to not award any discretionary bonuses to our named executive officers for 2009 performance.

2009 Long Term Equity Awards.  Given the stock market conditions and our stock price decline in late 2008 and early 2009, the number of shares of common stock that would have been required for competitive grant value levels consistent with the Compensation Committee’s equity grant guidelines was substantially higher than anticipated, and the number of shares available for grant was limited. The Compensation Committee granted equity awards in January 2009 with a value equal to approximately 81% of the value that would have been generated under normal competitive awards consistent with its guidelines. In May 2009, our stockholders approved an amendment to our 2008 Plan to increase the share reserve.

2010 Developments and Changes

Based on a report provided to the Compensation Committee by PM&P in January 2010, 2009 compensation for our named executive officers, on average and relative to our peer group, was estimated to be:

•	in the 23rd percentile, or 85% of the market median, for base salaries (i.e., below the targeted market median);

•	in the 40th percentile, or 90% of the market median, for long-term incentive awards; and

•	at approximately 82% of targeted total direct compensation.

Even though 2009 base salaries were below the targeted market median of our peer group, the Compensation Committee determined in January 2010 that base salaries would remain at the reduced levels that were established in March 2009. The Compensation Committee took this action as a result of the continued economic challenges impacting our industry, the financial and operating difficulties we experienced in 2009, including our decreased revenues and EPS, and the uncertainty of the global economic market generally.

In order to continue to properly incentivize our executive officers while conserving our cash liquidity, and to further align our executive officers’ interests with our stockholders, the Compensation Committee determined that long term equity incentive awards in 2010 will be calculated as a multiple of base salary consistent with its guidelines, but it would use the named executive officer’s base salary level that was in effect as of January 1, 2009, prior to the 20% base salary reduction that took effect on March 1, 2009.

In order to provide additional incentive to our management to improve 2010 financial and operating results and given the difficulties in assessing the magnitude and duration of the recovery, in March 2010 the Compensation Committee re-instituted the MIP for 2010 under slightly revised parameters — reducing each officer’s bonus opportunity by two-thirds, and providing that 40% of the bonus opportunity would be payable with respect to our EBITDA performance for each of the first and second halves of 2010 fiscal year, with the remaining 20% payable with respect to our EBITDA performance for the full 2010 fiscal year.

Objectives and Elements of our Compensation Programs and Policies

The Compensation Committee’s objective is to provide a total compensation package that is balanced with the proper incentives and is competitive with public companies within our peer group, while aligning the interests of our executives with our stockholders. We believe a significant portion of compensation should be tied to our measurable performance, and our pay strategy for senior management results in a significant percentage of annual compensation being delivered in the form of equity, rather than cash. Our pay strategy also places more compensation at risk in the form of annual incentive opportunities and equity awards for employees with higher levels of responsibility. The following table summarizes the elements of compensation, the Compensation Committee’s strategy with respect to that element and the objectives served.

Pay Element	Rationale/Strategy	Objective Served

Base Salary	• Create a stable part of the total compensation package • Align base salary with the market median of the company’s peer groups to maintain market competitiveness and ensure motivation	• Attract and retain executive officers • Provide financial stability while recognizing individual performance, achievements and contributions
Annual Cash Bonus
•   Set annual bonus targets as necessary to provide total direct compensation (salary, target bonus and long-term incentives) between the median and 75th percentile of the company’s peer groups
•   Tie pay to pre-established financial objectives, such as EPS or EBITDA
•   Create value for our stockholders by establishing performance metrics that affect stock price
• Motivate the executive officers to achieve and exceed our short term financial performance goals that create value for our stockholders
• Subjecting a significant portion of our executive officers’ compensation to the company’s performance, while maintaining market competitiveness
Long-Term Equity Incentives
•   Employ long-term equity incentive award target guidelines based on the value of the award on the date of grant and the executive officer’s position and salary
•   Provide long-term incentive awards in a mix of options (35%), based on the Black-Scholes model for valuations, and restricted shares (65%), based on fair market value on grant, for senior management

•   Provide stock options that are tied to stock price appreciation and the interests of our stockholders
•   Provide restricted stock awards that enhance retention of executive officers and long-term value creation and stock price appreciation
•   Minimize the dilutive impact of equity incentives

Severance Benefits	• Honor the severance commitments made to our executive officers at the time they were hired and which are market competitive	• Provide financial stability for the executive officers and retention of talented executives

Pay Element	Rationale/Strategy	Objective Served

Change of Control Benefits
•   Provide benefits consistent with our peer groups

•   Serve the best interests of the company’s stockholders in the event of a proposed transaction by limiting payout of these benefits to instances where there is a qualifying termination in connection with the change of control
• Facilitate the completion of transactions that are in the best interests of our stockholders without concern over their personal financial security

Consistent with our performance-based philosophy, we reserve the largest potential compensation awards for performance and incentive-based programs. Our annual performance-based cash bonus program rewards our short-term financial performance, while our long-term equity awards reward our long-term stock price performance and align the interests of our senior management with our stockholders. The average mix of 2009 compensation paid to our named executive officers is reflected below. The 2009 pay mix varies from prior years as no cash bonuses were paid for 2009.

Average NEO Compensation Mix

Determination of Compensation

The Compensation Committee reviews and approves all compensation decisions relating to our Chief Executive Officer and the other named executive officers, all division presidents and all other members of our senior management who earn greater than $200,000 in salary. Our Chief Executive Officer provides significant input regarding the compensation decisions of the other named executive officers and annually makes recommendations to the Compensation Committee for consideration.

We believe in retaining the best talent among our senior executive management team. While our pay philosophies were established as guidelines, the Compensation Committee also considers the performance of the executive officer over time, as well as our financial and operating performance and the performance of our stock price, as described above. To retain and motivate these key individuals, the Compensation Committee may determine that it is in our best interests to provide total compensation packages with one or more members of our senior executive management that may deviate from the general principle of targeting compensation at the levels discussed above.

Compensation Consultant

The Compensation Committee has retained PM&P since September 2006 as its compensation consultant to advise the Compensation Committee on an as needed basis. PM&P reports directly to the Compensation Committee and works closely with our Vice President — Human Resources and Administration, who is management’s representative to the Compensation Committee. PM&P, when invited, attends meetings of the

Compensation Committee. The Compensation Committee determines when to hire, terminate or replace the consultant, and which projects are to be performed by the consultant.

In November 2008, the Compensation Committee commissioned PM&P to perform a comprehensive market analysis of our executives’ compensation forms and levels. In its November 2008 report, PM&P compared our executives’ compensation forms and levels to peer company proxy data for the following pay components: (i) base salary; (ii) target annual cash incentives; (iii) target total cash compensation; (iv) long-term incentives (using grant date fair values); and (v) total direct compensation (total target cash compensation plus long-term incentives). In addition, in January 2009, the Compensation Committee commissioned PM&P to perform a study of long-term incentive trends and an analysis of peer group and our own share allocation and usage levels.

The Compensation Committee worked closely with management and the consultant to define the peer group companies in the oilfield products and services industry, determining to exclude certain companies which were considered too large or not comparable. The peer group reviewed for the 2009 compensation determinations consisted of the following companies:

		Market
	TTM Revenue(1)	Capitalization(2)
Company Name	($ millions)	($ millions)

Basic Energy Services, Inc.	$908	$1,301
Helix Energy Solutions Group, Inc.	$1,822	$3,817
Newpark Resources, Inc.	$642	$706
Oil States International, Inc.	$2,209	$3,143
Superior Energy Services, Inc.	$1,651	$4,452
BJ Services Co.	$5,176	$9,386
Cameron International Corp.	$5,009	$11,992
Dresser-Rand Group Inc.	$1,714	$3,363
FMC Technologies Inc.	$4,929	$9,851
Key Energy Services, Inc.	$1,710	$2,433
Oceaneering International	$1,835	$4,247
RPC, Inc.	$716	$1,657
75th Percentile	$2,889	$5,686
Median	$1,768	$3,590
25th Percentile	$1,465	$2,239
Complete Production Services, Inc.	$1,703	$2,690

(1)	TTM = Trailing Twelve Months for the period ending May 1, 2008.

(2)	Market capitalization as of June 30, 2008.

The data was regressed to reflect comparables for a company with a revenue size of $2.0 billion, and was trended to January 1, 2009 using an annual average aging factor of 5.2%, which the consultant advised was reflective of the slowing trend in compensation increases during the economic downturn and modest anticipated executive pay increases for 2009. The peer group was updated from the original peer group used in 2007 to better align the peer group to our revenue and market capitalization and to reflect industry consolidations. Thus, W-H Energy Services Inc was excluded due to its merger with Smith International, Superior Well Services Inc was excluded based on its smaller size, and Tetra Technologies Inc was excluded due to non-comparable compensation practices. Oceaneering International and RPC Inc were added to the group, to ensure a minimum group size of 12 and to balance the group. The Compensation Committee intends to continually monitor the peer group to ensure that it is appropriate for benchmarking purposes. In addition to the peer group, PM&P provided limited survey data from companies with revenues of $2 billion as a corresponding market check.

Components of Compensation

Base Salaries

Base salaries provide our executive officers with a degree of financial certainty and stability. In order to attract and retain highly qualified executives, in 2006 the Compensation Committee established a philosophy to provide base salaries comparable to those being paid by our peer group companies, targeting base salaries at the median market rates. The Compensation Committee annually reviews and determines the base salaries of our named executive officers. Salaries also are reviewed in the case of executive promotions or other significant changes in responsibilities. The Compensation Committee typically takes into consideration the Chief Executive Officer’s recommendations based on his evaluation of the performance of each other named executive officer against objectives established by the Chief Executive Officer and the executive at the beginning of each year and his subjective assessment of their performance during the year, the executive’s scope of responsibilities, our financial performance, retention considerations and general economic and competitive conditions.

In November 2008, the Compensation Committee reviewed a study prepared by PM&P, which showed that our named executive officers’ 2008 base salaries were below the 25th percentile of the peer groups, with an average competitive position at the 11th percentile, and that total direct compensation at target performance was 77% of market median. The Compensation Committee also reviewed our strong financial performance over the then just completed first three quarters of fiscal 2008. As a result, in November 2008, the Compensation Committee approved salary increases to be effective as of January 1, 2009, to each of our named executive officers, as shown in the second column of the table below. This decision was made in conjunction with the Compensation Committee’s confirmation of its initial determination to re-establish in 2009 the target bonus opportunities and equity grant guidelines that were in place prior to the 2008 temporary increase in these measures of compensation. The January 2009 salary increases place our Chief Executive Officer and our Chief Operating Officer at market median, and places our Vice President, General Counsel and Vice President, Human Resources and Administration at slightly below market median. Mr. Bayardo was not awarded a salary increase effective as of January 2009 due to the salary increase he received in October 2008, from $190,000 to $290,000, in connection with his promotion to Vice President and Chief Financial Officer.

In February 2009, however, after a review of our operating and financial results for the fourth quarter of 2008 and the first two months of 2009, the further decline in our stock price and the continued downturn in the economy, and given the number of equity awards granted in January 2009, the Compensation Committee approved management’s proposal to decrease salaries by 20% for the remainder of 2009, effective as of March 1, 2009, as shown in the table below. The expectation was that this salary decrease would be temporary (for 2009) and that 2010 salaries would reflect the levels established for January 2009. In conjunction with the salary reduction and in order to continue to incentivize our named executive officers, the Compensation Committee additionally determined that, in the event of a named executive officer’s “termination without cause” or a “change of control” (each as defined under the named executive officers’ employment agreements) between March 1 and December 31, 2009, any severance payments made pursuant to such officer’s employment agreement would be based off of the affected officer’s salary in effect as of January 1, 2009.

		January-
		March	Remainder of
Name and Principal Position	2008 Salary	2009 Salary	2009 Salary

Joseph C. Winkler, Chairman and Chief Executive Officer	$552,000	$800,000	$640,000
Brian K. Moore, President and Chief Operating Officer	$310,000	$530,000	$424,000
Jose A. Bayardo, Vice President and Chief Financial Officer	$290,000	$290,000	$232,000
James F. Maroney, Vice President, Secretary and General Counsel	$254,400	$325,000	$260,000
Kenneth L. Nibling, Vice President — Human Resources and Administration	$238,500	$305,000	$244,000

As a result of the continued economic challenges impacting our industry, the uncertainty of the global economic market in 2010 generally, and our operating and financial results for the fiscal year ended December 31, 2009, the Compensation Committee determined in January 2010 that base salaries would remain at their reduced levels subject to a potential re-evaluation as deemed appropriate by the Compensation Committee if market conditions and our operational and financial results improve sufficiently.

Annual Performance-Based Cash Bonuses

We maintain an annual cash performance-based bonus program titled the Management Incentive Plan, or MIP. Under our MIP, annual cash bonuses are earned based upon annual financial performance measures and targets established by the Compensation Committee at the commencement of each year. The MIP provides for four levels of targeted financial performance: “Entry” paying at 10% of bonus opportunity; “Expected Value” paying at 100% of bonus opportunity; “Over Achievement” paying at 150% of bonus opportunity; and “Stretch” paying at 200% of bonus opportunity, with linear interpolation between the measures. Individual target bonus opportunity is expressed as a percentage of each participant’s base salary, which varies based on position.

In March 2009, at the recommendation of management, the Compensation Committee determined not to implement a bonus program under the MIP for 2009, but reserved the right to award bonuses for 2009 after fiscal year end based on its discretion and review of 2009 results and performance. In February 2010, after reviewing the Company’s 2009 operating and financial results, particularly the decline in revenues and EPS, the Compensation Committee decided not to award any discretionary bonuses to any of the named executive officers for 2009. Bonuses were awarded to certain non-executive officers based on the performance of their business units.

2010 Overview.  During March 2010, the Compensation Committee reviewed and evaluated the parameters of our annual MIP in light of our board approved budget and strategic plan and current economic and industry conditions. In order to provide incentives for the executive officers to improve financial and operating results and to properly reward achievement of 2010 goals, the Compensation Committee determined to reinstate the MIP for 2010 under slightly revised parameters as follows:

•	For 2010, each executive officer’s bonus opportunity was reduced to two-thirds of the bonus opportunities established in 2007, as follows in the table below.

2010 Bonus Opportunity at
Position	Expected Value (EV)

Chairman and Chief Executive Officer	67% of base salary
President and Chief Operating Officer	50% of base salary
Chief Financial Officer	40% of base salary
All Other Named Executive Officers	33% of base salary

•	In order to meet the MIP’s goal of motivating, incenting and retaining key employees, an EBITDA performance measure is being adopted for the 2010 MIP in response to the impact of the reduced market activity and pricing that incurred in 2009 and our resulting focus on cash flow in the near term as we return to profitability. EPS was used in the 2008 MIP but EBITDA had been used as the performance measure in other prior years (2005 and 2006).

•	Finally, the 2010 fiscal year has been divided into three performance periods, with separate targeted EBITDA for each performance period. Because of the then market conditions in fiscal year 2009, we offered no bonus opportunity for our executive officers. Fiscal year 2010 carries over much of the market uncertainty of 2009 and makes long-range targets difficult to determine. To meet our MIP goals of motivating, incenting and retaining key employees, we are re-instituting a management incentive plan that establishes shorter performance periods, which in turn allows forecasts based on updated activity levels. We believe that shorter performance periods tied more closely to reasonable goals and market activity levels will keep bonus eligible employees more motivated towards achieving performance targets. The table set forth below shows the three performance periods and percentage of bonus opportunity that may be earned for the relevant period.

% of Bonus Opportunity
at EV That Can
Performance Period	be Earned

January 1, 2010 — June 30, 2010	40%
July 1, 2010 — December 31, 2010	40%
January 1, 2010 — December 31, 2010	20%

Long-term Equity Incentive Awards — Stock Options and Restricted Stock

Stock options and shares of restricted stock provide an incentive for our executives and other employees to focus their efforts towards a strategy that will increase our market value, as represented by our stock price. Capital accumulation from vested and unvested equity in these programs serves as a method for motivating and retaining our executives. Our employees, including our named executive officers, are eligible to participate in our annual grant of equity awards, which are made effective on the last business day of January in accordance with our Equity Award Policy. Grants of equity awards to our employees at other times during the year occur generally only in connection with certain events, such as a new hire, promotions, pursuant to obligations assumed in connection with acquisitions, or the achievement of certain individual or departmental performance objectives.

In connection with our initial public offering, the Compensation Committee established equity grant guidelines based on input from the compensation consultant and review of market practices. The guidelines established for our senior management, including our named executive officers, is to provide equity awards based on the value of the award on the date of grant as a multiple of the executive’s base salary. Our equity grant guidelines are consistent with our emphasis on long-term compensation that closely ties our executives’ compensation with the price of our common stock and satisfies our objective to link executive compensation to stockholder return. The Compensation Committee reviews these guidelines each year, and, as part of its review, considers the equity practices of our peer group and related market data, current and proposed total direct compensation, the rate of our share usage, the dilution of our common stock, and individual and corporate performance achievements. The grant guidelines for each executive officer as originally approved for 2007 and as implemented in 2009 are as follows:

Position	2009 Multiples

Chief Executive Officer	3.00 times base salary
President and Chief Operating Officer	2.25 times base salary
Chief Financial Officer	1.75 times base salary
Vice President and General Counsel	1.50 times base salary
Vice President, Human Resources and Administration	1.50 times base salary

The total value of the equity awards granted based on these guidelines is divided 35% for options and 65% for shares of restricted stock. The valuation of the options is based on a Black-Scholes model developed by the Compensation Committee’s consultant, and the valuation of restricted stock is based on the closing price of our common stock on the grant date. The Compensation Committee believes that the 35% options/65% restricted stock ratio, which was first implemented in 2008 and represented a shift toward a greater percentage of restricted stock, reduces our annual rate of share usage and helps address the retention disincentive created by underwater options and the potential that in a slowly rising or down market the “cost” of the options to us may be more than the value delivered to the recipient.

The Compensation Committee annually reviews the rate of share usage and dilution of our common stock resulting from the grant of our equity awards. In January 2009, the Compensation Committee reviewed our fiscal year 2008 rate of share usage of 1.36% (unadjusted) of the common shares outstanding which was above the 75th percentile of the peer group companies. Our past practice has been to keep dilution of our common stock by outstanding stock options and shares of restricted stock to below 10%, and our fiscal 2008 basic overhang was 7.83%.

In January 2009, given the market conditions and our stock price decline, the number of shares of common stock that were to be granted in accordance with our equity grant guidelines was substantially higher than anticipated and would nearly deplete our pool of available shares under our equity plan. At this time, all of the options granted since our initial public offering were underwater. The Compensation Committee determined to balance the effects of our stock price decline with the desire to tie our executives’ interests with that of our stockholders and to manage our share usage rate and thus awarded equity awards for 2009 at approximately 81% of the value required under our guidelines. While we, along with many of our peer group companies, increased overall share usage in 2009, due to declining stock prices our aggregate grant value for 2009 was lower as compared to 2008. This larger grant in 2009 resulted in higher share usage and overhang than in prior years. In May 2009, our stockholders approved an amendment to our equity plan increasing the shares available for grant under our 2008 Plan.

2010 Overview.  The Compensation Committee commissioned a report from PM&P in January 2010 to review market norms and trends for long-term incentive compensation. PM&P’s January 2010 report relied on the same peer group reviewed as part of the compensation consultant’s January 2009 review of our long-term incentive compensation. In order to continue to properly incentivize our executive officers while conserving our cash liquidity, and in light of the lower value of awards delivered in 2009, the Compensation Committee determined that equity awards granted in 2010 will be calculated as a multiple of base salary in accordance with our guidelines, but the base salary used to calculate the number of equity awards to be granted will be the higher base salary that was in effect as of January 1, 2009, prior to the 20% base salary reduction that took effect on March 1, 2009.

Delegation of Authority to Grant Equity Awards.  Our board of directors maintains an Equity Award Sub-Committee, with our Chief Executive Officer serving as the sole member of this committee. The Compensation Committee and the board delegated to this committee the authority to grant equity awards to employees who are not Section 16 officers and who are not officers or senior managers or other key employees with a salary in excess of $200,000 per year. The foregoing delegation is generally subject to the following limitations and conditions:

•	the aggregate number of awards that may be granted is set by the Compensation Committee each year;

•	the options must have an exercise price equal to the closing price of our common stock on the grant date and have a term not longer than ten years; and

•	the awards shall be exercisable in installments, with full vesting to occur no sooner than the third anniversary after the grant date, and the awards shall be made under and subject to the terms set forth in our equity plans and form award agreements approved by our Compensation Committee.

In accordance with this delegation of authority, for fiscal year 2009, the Equity Award Sub-Committee granted an aggregate of 43,500 options and 611,600 shares of restricted stock on our annual grant date of the last business day of January, as authorized by the Compensation Committee.

Policies with Respect to Equity Compensation Awards Determinations.  Our board of directors and Compensation Committee maintain a written policy regarding granting of equity awards. Under our policy, we make grants of equity awards at least once annually and the grant date for the annual grant has been established as the last business day of January. The date of approval for such grants must precede, or occur on, the last business day of January. All options must be granted with an exercise price equal to the closing price of our common stock on the date of grant. The Compensation Committee, in approving the annual grants is required to (i) specify the annual grants of equity awards to be made to each executive officer, each division president and each other employee whose base salary equals or exceeds $200,000, and (ii) specify the total grants to be made to the employees as a group comprising each of our business units and/or divisions, as applicable. The Equity Award Sub-Committee, consisting of our Chief Executive Officer, may then allocate the equity awards to the specific employees within such business units and/or divisions and such allocation shall be complete and evidenced by a unanimous written consent executed by the Equity Award Sub-Committee on or before the last business day of January.

The Compensation Committee and the Equity Award Sub-Committee may from time to time grant equity awards in addition to the annual grant effective as of a specified future date or upon the occurrence of a specified and objectively determinable future event, such as an individual’s commencement of employment or promotion, in which case such future date shall be the date of grant of the equity award. In no event may the grant date of an equity award be made effective as of a date earlier than the approval date of the award and in no event may the exercise price of an option grant be less than the closing price of our common stock on the NYSE on the grant date. For 2009, the Compensation Committee authorized the Equity Award Sub-Committee to grant equity awards covering not more than 24,500 shares throughout the year and 14,000 shares of restricted stock was granted during fiscal 2009 under this authority.

Severance and Change of Control Agreements

Since 2006, the Compensation Committee has maintained agreements for the members of our senior management (currently totaling 12 employees), including our named executive officers, that provide such employees with certain payments and other benefits in the event of a change of control, in the event of a qualifying termination of employment in connection with a change of control and in the event of certain terminations of employment not related to a change of control. In originally adopting these agreements, the Compensation Committee considered the then existing terms of the agreement with our Chief Executive Officer providing certain severance and change of control benefits, and the then existing terms of the employment letters with our executive officers providing certain severance benefits. The Compensation Committee also sought to provide relative internal equity among the participants.

The benefits payable to our named executive officers in connection with a change of control vary with position and range from a multiple of three (for our CEO) to two and a half (for the other named executive officers) times salary and termination bonus, based on position, plus continuation of 401(k) contribution and health and other benefits for a period of years multiplied by the applicable multiple. These payments and benefits are payable only upon a double trigger, wherein the executive’s employment is terminated by us without cause or by the executive for good reason within six months prior to or two years following a change of control. The payments and benefits also include full acceleration of all equity awards upon a change of control (i.e., a single trigger). Gross-up payments to reimburse for excise taxes payable by the executive are provided to our named executive officers. These provisions are prevalent in our industry and ensure that the named executive officers will receive the full value of the expected payments. These provisions were also negotiated by certain of our executives at the time of their hiring. These agreements are designed to retain our executive officers and provide continuity of management in the event of an actual or threatened change in control and to ensure that our executive officers direct their energies to creating the best deal for our stockholders without concern for their personal prospects.

The agreements also provide certain benefits and payments in the event a named executive officer is terminated without cause. The benefits payable to our named executive officers in connection with this type of termination vary with position and range from a multiple of two (for our CEO) to one and two-third (for the other named executive officers) times salary and bonus, based on position, plus acceleration of all equity awards, and continuation of health and other benefits for a period of years multiplied by the applicable multiple. These provisions were consistent with the letter agreements of the executive officers and certain of the terms of our Chief Executive Officer’s agreement. These benefits were also prevalent in approximately two-thirds of the companies reviewed. A more complete description of the material terms of our severance and change of control arrangements can be found under “— Potential Payments Upon Termination or Change of Control.”

Perquisites and Other Benefits

The only perquisite that we provide to our named executive officers that is not provided to our employees generally is a car allowance with an incremental cost of less than $10,000 per year. The car allowance is intended to cover expenses related to the lease, purchase, insurance and maintenance of a vehicle. It is provided in recognition of the need to have executive officers visit customers, business partners and other stakeholders in order to fulfill their job responsibilities. This travel causes wear and tear on personal vehicles and increases fuel expenses. We believe that providing this benefit is a relatively inexpensive way to enhance the competitiveness of the executive’s compensation package.

In November 2008, following a review by PM&P of our peer groups, the Compensation Committee established a nonqualified deferred compensation plan (the “DCP”), which is intended to be an excess benefit restoration plan, for our executive officers and other members of senior management. The DCP became effective as of January 1, 2009 and is similar to and operates in conjunction with our Complete Production Services Inc. 401(k) Employee Savings Plan (the “401(k) Plan”). Section 401(k) of the Code limits contributions and company matching for certain employees earning specified amounts in any year. As in the 401(k) Plan, contributions to the DCP are voluntary. The terms of the DCP permit us to match, on a dollar-for-dollar basis, an executive’s elective deferrals (up to 4% of the executive’s base salary, less the matching contributions we made under the 401(k) Plan). The Compensation Committee felt that this was a valuable and appropriate benefit for the executives as it helped them plan for retirement and given that we do not provide any supplemental retirement benefits or other form of deferred compensation plan. For 2009, based on management’s recommendation, the Compensation Committee determined to suspend company contributions to the DCP and our 401(k) Plan, effective as of May 1, 2009.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits the tax deductibility by a company of annual compensation in excess of $1,000,000 paid to certain of our executive officers. However, performance-based compensation that has been approved by stockholders is excluded from the $1,000,000 limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals and our board of directors’ committee that establishes such goals consists only of “outside directors.” All members of the Compensation Committee are intended to qualify as “outside directors.” Additionally, stock options will qualify for the performance-based exception where, among other requirements, the exercise price of the option is not less than the fair market value of the stock on the date of grant, and the plan includes a per-executive limitation on the number of shares for which options may be granted during a specified period. Our stock option grants under our equity plans are intended to meet the criteria of performance-based compensation under Section 162(m), while our restricted stock awards do not qualify as performance-based compensation. As discussed above, no performance-based cash compensation was awarded in 2009.

The Compensation Committee considers the anticipated tax treatment to us and our executive officers when reviewing executive compensation and our compensation programs. While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated in light of the Compensation Committee’s overall compensation philosophy. The Compensation Committee will consider ways to maximize the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate officers in a manner commensurate with performance and the competitive environment for executive talent. From time to time, the Compensation Committee may award compensation to our executive officers that is not fully deductible if it determines that such award is consistent with its philosophy and is in our and our stockholders best interests, such as time vested grants of restricted stock or retention bonuses, as part of their initial employment offers.

Sections 280G and 4999 of the Code impose certain adverse tax consequences on compensation treated as excess parachute payments. An executive is treated as having received excess parachute payments for purposes of Sections 280G and 4999 of the Code if he or she receives compensatory payments or benefits that are contingent on a change in the ownership or control of a corporation, and the aggregate amount of such contingent compensatory payments and benefits equal or exceeds three times the executive’s base amount. If this occurs, the portion of the payments and benefits in excess of one times the base amount is treated as an excess parachute payment subject to a 20% excise tax under Section 4999 of the Code, in addition to any applicable federal income and employment taxes. Also, the corporation’s compensation deduction in respect of the executive’s excess parachute payment is disallowed under Section 280G of the Code. If we were to be subject to a change of control, certain amounts received by our executives (for example, amounts attributable to the accelerated vesting of stock options and the payments and benefits payable upon a qualifying termination following a change of control) could be excess parachute payments under Sections 280G and 4999 of the Code. We provide certain of our executive officers with tax gross-up payments in the event of a qualifying termination in connection with a change of control as the Compensation Committee believes this is consistent with market practice and these terms were negotiated by the executives in connection with their hiring.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table sets forth summary information concerning the compensation awarded, paid to, or earned by each of our named executive officers for all services rendered in all capacities to us for the years ended December 31, 2009, 2008 and 2007:

					Non-Equity
			Stock	Option	Incentive Plan	All Other
Name and Principal Position	Year	Salary(1)	Awards(2)(4)	Awards(3)(4)	Compensation(5)	Compensation(6)	Total

Joseph C. Winkler	2009	$666,667	$1,263,411	$513,074	$0	$26,800	$2,469,952
Chairman and Chief	2008	$552,000	$2,722,068	$487,396	$1,330,714	$18,822	$5,111,000
Executive Officer	2007	$544,024	$407,335	$632,549	$386,400	$18,600	$1,988,908
Brian K. Moore(8)	2009	$443,875	$627,539	$254,976	$0	$22,000	$1,349,590
President and Chief	2008	$310,000	$1,147,392	$205,312	$597,857	$18,825	$2,279,386
Operating Officer	2007	$287,120	$185,062	$183,426	$162,750	$18,600	$836,958
Jose A. Bayardo(9)	2009	$242,875	$267,297	$108,567	$0	$22,000	$640,739
Vice President and Chief	2008	$210,833	$370,512	$66,244	$345,616	$18,800	$1,012,005
Financial Officer
James F. Maroney	2009	$272,187	$256,400	$104,158	$0	$20,467	$653,212
Vice President, Secretary	2008	$254,400	$627,480	$112,307	$367,971	$18,810	$1,380,968
and General Counsel	2007	$250,810	$93,389	$144,355	$89,040	$18,600	$596,194
Kenneth L. Nibling	2009	$255,437	$241,016	$97,728	$0	$20,200	$614,381
Vice President — Human	2008	$238,500	$588,636	$105,288	$344,973	$18,810	$1,296,207
Resources and Administration	2007	$235,136	$87,428	$135,650	$83,475	$18,600	$560,289

(1)	Includes any amount of salary deferred under the 401(k) Plan that is otherwise payable in cash during the year.

(2)	The amounts shown are the grant date fair value of the shares of restricted stock granted determined in accordance with FASB ASC Topic 718 based on the closing price of our common stock of $6.41 on the grant date.

The restricted stock vests in equal annual installments generally over a three-year period on each anniversary of the date of issuance, subject to continued service with us. The issuance of the restricted stock awarded in 2008 was delayed until stockholder approval of our 2008 Incentive Award Plan, as amended, in May 2008, but the vesting was based off the originally schedule January issuance date. The holders of our restricted stock are entitled to vote and receive dividends, if issued, on the shares of common stock covered by the restricted stock grant.

(3)	The amounts shown are the grant date fair value of the stock options granted, determined in accordance with FASB ASC Topic 718. The amounts shown are not necessarily indicative of the value to be realized by the named executive officers for such stock options especially in light of the fact that most of the stock options are underwater. Please see “Outstanding Equity Awards at Fiscal Year End” table. For a discussion of valuation assumptions for the compensation cost recognized, see Footnote 12, “Stockholders’ Equity” to our 2009 consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009.

The options shown vest in equal annual installments over a three-year period on each anniversary of the grant date, subject to continued service with us, and have a term ranging from five to ten years.

(4)	In accordance with the recently adopted SEC rules, the amounts previously reported in the “Stock Awards” and “Option Awards” columns for fiscal 2008 and fiscal 2007 have been revised to reflect the grant date fair values of the restricted stock and options granted in such years, as determined in accordance with FASB ASC Topic 718.

(5)	No bonus performance awards were earned for fiscal 2009. See “Compensation Discussion and Analysis — Components of Compensation — Annual Performance-Based Cash Bonuses” for a more complete description of the bonus plan.

(6)	The amounts shown for 2009 include our incremental cost for the provision to each of the named executive officers of (a) a car allowance for fiscal 2009 equal to $9,600 for Messrs. Winkler, Moore, Maroney and Nibling, and $11,600 for Mr. Bayardo, (b) matching contributions made under our 401(k) Plan for fiscal 2009 for each of the named executive officers equal to $9,800 and (c) matching contributions made under our Deferred Compensation Plan (as described under “Nonqualified Deferred Compensation Plan”) for fiscal 2009 for the named executive officers, as follows: $7,400 for Mr. Winkler; $3,800 for Mr. Moore; $600 for Mr. Bayardo, $1,067 for Mr. Maroney and $800 for Mr. Nibling. Effective as of May 1, 2009, we suspended matching contributions to our 401(k) Plan and Deferred Compensation Plan.

(7)	Mr. Moore first served as a named executive officer with his promotion to President and Chief Operating Officer in March 2007. Compensation shown for 2007 is for the full 2007 fiscal year.

(8)	Mr. Bayardo became a named executive officer in October 2008 upon his promotion to Vice President and Chief Financial Officer. Compensation shown for 2008 is for the full 2008 fiscal year.

Grants of Plan-Based Awards

The following table sets forth summary information regarding all grants of plan-based awards made to our named executive officers for the year ended December 31, 2009:(1)

			All Other	All Other
			Stock	Option		Grant Date
			Awards:	Awards:	Exercise or	Fair Value
			Number of	Number of	Base Price	of Stock and
			Shares of	Securities	of Option	Option
	Approval	Grant	Stock or	Underlying	Awards	Awards
Name	Date	Date	Units(2)	Awards(3)	($/Sh)	($)(4)

Joseph C. Winkler	01/21/2009	01/30/2009		279,300	$6.41	$513,074
	01/21/2009	01/30/2009	197,100			$1,263,411
Brian K. Moore	01/21/2009	01/30/2009		138,800	$6.41	$254,976
	01/21/2009	01/30/2009	97,900			$627,539
Jose A. Bayardo	01/21/2009	01/30/2009		59,100	$6.41	$108,567
	01/21/2009	01/30/2009	41,700			$267,297
James F. Maroney	01/21/2009	01/30/2009		56,700	$6.41	$104,158
	01/21/2009	01/30/2009	40,000			$256,400
Kenneth L. Nibling	01/21/2009	01/30/2009		53,200	$6.41	$97,728
	01/21/2009	01/30/2009	37,600			$241,016

(1)	On February 24, 2009, the Compensation Committee determined not to establish a bonus program for fiscal 2009 for the members of senior management team, including the named executive officers. Please also see “Compensation Discussion and Analysis — Components of Compensation — Annual Performance-Based Cash Bonuses” for a more complete discussion regarding the MIP.

(2)	Amounts shown represent restricted shares of our common stock issued on January 30, 2009 under our 2008 Stock Incentive Plan that vest in three equal installments on January 30, 2010, January 30, 2011, and January 30, 2012, subject to continued service with us.

(3)	Amounts shown represent options issued on January 30, 2009 under our 2008 Stock Incentive Plan that vest in three equal annual installments over a three-year period on January 30, 2010, January 30, 2011, and January 30, 2012, subject to continued service with us, and have a ten-year term.

(4)	The dollar value of the options shown represents the grant date fair value based on the Black-Scholes model of option valuation to determine grant date fair value, as prescribed under FASB ASC Topic 718. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The following assumptions were used in the Black-Scholes model: market price of stock, $6.41; exercise price of option, $6.41; expected stock volatility, 28.6%; risk-free interest rate, 1.75% (based on the constant maturities treasury bond rate for the expected term); expected life, 5.1 years; dividend yield, 0%.

The dollar value of the restricted stock shown represents the grant date fair value determined in accordance with FASB ASC Topic 718, based on the closing price of our common stock on the January 30, 2009, the date of grant, of $6.41.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth summary information regarding the outstanding equity awards held by our named executive officers at December 31, 2009:

	Option Award				Stock Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying			Number of Shares		Market Value of
	Unexercised	Unexercised	Option	Option	or Units of Stock		Shares or Units of
	Options	Options	Exercise	Expiration	That Have Not		Stock That Have
Name	Exercisable	Unexercisable(1)	Price	Date	Vested		Not Vested(2)

Joseph C. Winkler	0	279,300	$6.41	1/30/2019	264,666	(3)	$3,440,658
	37,034	74,066	$15.90	1/31/2018
	58,134	29,066	$19.87	1/31/2017
	87,200	0	$24.00	4/20/2016
	52,950	0	$6.69	6/23/2015
	544,687	0	$6.69	6/20/2015
Brian K. Moore	0	138,800	$6.41	1/30/2019	126,633	(4)	$1,646,229
	15,600	31,200	$15.90	1/31/2018
	17,468	8,732	$19.54	3/20/2017
	11,668	5,832	$19.87	1/31/2017
	16,600	0	$24.00	4/20/2016
Jose A. Bayardo	0	59,100	$6.41	1/30/2019	51,099	(5)	$664,287
	5,034	10,066	$15.90	1/31/2018
	9,667	4,833	$19.87	1/31/2017
	4,500	0	$23.27	9/5/2016
	14,500	0	$24.00	4/20/2016
James F. Maroney	0	56,700	$6.41	1/30/2019	55,566	(6)	$722,358
	8,534	17,066	$15.90	1/31/2018
	6,634	6,633	$19.87	1/31/2017
	6,634	0	$24.00	4/20/2016
	17,334	0	$11.66	10/3/2015
Kenneth L. Nibling	0	53,200	$6.41	1/30/2019	52,199	(7)	$678,587
	8,000	16,000	$15.90	1/31/2018
	12,468	6,232	$19.87	1/31/2017
	18,700	0	$24.00	4/20/2016
	17,333	0	$11.66	10/3/2015

(1)	The following table shows the vesting schedules relating to the unexercisable option awards which are represented in the above table by their expiration dates and presumes continued service with us through the vesting date:

Option Awards Vesting Schedule

Expiration Date	Grant Date	Vesting Schedule

01/30/2019	01/30/2009	Original grant vests in 3 equal installments on 1/30/2010, 1/30/2011 and 1/30/2012
01/31/2018	01/31/2008	Original grant vests in 3 equal installments on 1/31/2009, 1/31/2010 and 1/31/2011
03/20/2017	03/20/2007	Original grant vests in 3 equal installments on 3/20/2008, 3/20/2009 and 3/20/2010
01/31/2017	01/31/2007	Original grant vests in 3 equal installments on 1/31/2008, 1/31/2009 and 1/31/2010

(2)	Represents the closing price of a share of our common stock on December 31, 2009 ($13.00) multiplied by the number of shares that have not vested.

(3)	Represents 197,100 shares of restricted stock that vest in installments of 65,700 shares on January 30 of 2010, 2011 and 2012, 60,733 shares of restricted stock that vest in installments of 30,367 and 30,366 shares on January 31 of 2010 and 2011, respectively, and 6,833 shares of restricted stock that vest in full on January 31, 2010, in each case subject to continued service with us.

(4)	Represents 97,900 shares of restricted stock that vest in installments of 32,634, 32,633 and 32,633 shares on January 30 of 2010, 2011 and 2012, respectively, 25,600 shares of restricted stock that vest in installments of 12,800 shares on January 31 of 2010 and 2011, 1,733 shares of restricted stock that vest in full on March 20, 2010, and 1,400 shares of restricted stock that vest in full on January 31, 2010, in each case subject to continued service with us.

(5)	Represents 41,700 shares of restricted stock that vest in installments of 13,900 shares on January 30 of 2010, 2011 and 2012, 8,266 shares of restricted stock that vest in installments of 4,133 shares on January 31 of 2010 and 2011, and 1,133 shares of restricted stock that vest in full on January 31, 2010, in each case subject to continued service with us.

(6)	Represents 40,000 shares of restricted stock that vest in installments of 13,334, 13,333 and 13,333 shares on January 30 of 2010, 2011 and 2012, respectively, 14,000 shares of restricted stock that vest in installments of 7,000 shares on January 31 of 2010 and 2011, and 1,566 shares of restricted stock that vest in full on January 31, 2010, in each case subject to continued service with us.

(7)	Represents 37,600 shares of restricted stock that vest in installments of 12,534, 12,533 and 12,533 shares on January 30 of 2010, 2011 and 2012, respectively, 13,133 shares of restricted stock that vest in installments of 6,567 and 6,566 shares on January 31 of 2010 and 2011, respectively, and 1,466 shares of restricted stock that vest in full on January 31, 2010, in each case subject to continued service with us.

Option Exercises and Stock Vested

The following table summarizes the vesting of stock awards for each of our named executive officers for the year ended December 31, 2009.

	Option Awards		Stock Awards
	Number of
	Securities Acquired	Value Realized on	Number of Shares	Value Realized on
Name	on Exercise	Exercise(1)	Acquired on Vesting	Vesting(2)

Joseph C. Winkler	0	$0	161,687	$1,019,166
Brian K. Moore	0	$0	17,233	$101,252
Jose A. Bayardo	12,702	$91,454	8,009	$53,005
James F. Maroney	0	$0	13,888	$103,933
Kenneth L. Nibling	0	$0	13,255	$100,092

(1)	The value realized upon exercise of stock options reflects the price at which shares acquired upon exercise of the stock options were sold or valued for income tax purposes, net of the exercise price for acquiring the shares.

(2)	Represents the closing price of a share of our common stock on the date of vesting multiplied by the number of shares that have vested.

Nonqualified Deferred Compensation Plan

Effective January 1, 2009, we adopted and established (and subsequently amended and restated for compliance and other issues) the DCP. Our DCP allows participants to defer receipt of a portion of their eligible compensation to a future date, with an opportunity to earn tax-deferred returns on the deferrals. The following table sets forth summary information regarding aggregate contributions to and account balances under our DCP by our named executive officers for and as of the year ended December 31, 2009.

	Executive	Company	Aggregate Earnings		Aggregate Balance
	Contributions in	Contributions in	(Losses) in	Withdrawals	at December 31,
Name	2009(1)	2009(2)	2009	in 2009	2009

Joseph C. Winkler	$63,500	$7,400	$3	0	$70,903
Brian K. Moore	$183,500	$3,800	$840	0	$188,140
Jose A. Bayardo	0	$600	$167	0	$767
James F. Maroney	0	$1,067	$8	0	$1,075
Kenneth L. Nibling	$14,000	$800	$2,427	0	$17,227

(1)	These contributions are included in the “Salary” column of the “Summary Compensation Table” for fiscal 2009.

(2)	Represents our contributions to the DCP, which amounts are included in the “All Other Compensation” column of the “Summary Compensation Table” and related footnotes for fiscal 2009.

General.  The DCP is designed to provide a “make-whole” benefit to 401(k) Plan participants who have eligible compensation in excess of the Internal Revenue Code’s qualified plan compensation limit. The IRS rules provide for an annual compensation limit that may limit the employer contributions we make on behalf of participants under our 401(k) Plan. The DCP is intended to restore such contributions that are lost due to the IRS limit. The DCP is an unfunded plan for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended. Deferred amounts under the DCP are our general unsecured obligations and are subject to our on-going financial solvency. We have established a rabbi trust for the purpose of accumulating funds to satisfy our obligations under the DCP. For 2009, executive officers and division presidents were eligible to participate in the DCP. For 2010, employees with base salaries of $110,000 or more, which includes all of our named executive officers, are eligible to participate in the DCP.

Contributions.  Participants who are employees may elect to defer up to a maximum of 90% of their eligible base salary and up to a maximum of 90% of their annual incentive bonus. The terms of the DCP permits us to make matching contributions on a dollar for dollar basis of the participant’s elective deferrals, up to a maximum contribution equal to 4% of the participant’s total compensation, less the amount of matching contributions we make under our 401(k) Plan. The terms of the DCP also permit us to make discretionary contributions with respect to any participant. We suspended all of our contributions to the DCP and our 401(k) Plan effective as of May 1, 2009.

Distributions.  Distributions are made to participants in a lump sum upon the earlier of (i) the participant’s death, (ii) the date of the participant’s separation from service with us, or for our named executive officers, the first day of the seventh month following the executive’s termination of service with us, or (iii) a fixed date specified by the participant, which date must be at least two years after the Plan Year in which such deferrals were made.

Vesting.  Participants are at all times 100% vested in the amounts that they elect to defer and in any company matching or other contributions.

Investment Options.  Earnings on amounts contributed to our DCP are based on participant selections among the investment options determined by the plan’s administrative committee, which is comprised of certain executive officer and other employees. This committee has the sole discretion to discontinue, substitute or add investment options at any time. Participants can select from among these investment options for purposes of determining the earnings or losses that we will credit to their plan accounts, but they do not have an ownership interest in the investment options they select. No “above market” crediting rates are offered under the DCP. Invested amounts can be transferred among available plan investment options. The investment options under the DCP and their annual rates of return for fiscal 2009 are contained in the table below.

	Rate of Return		Rate of Return
	through		through
Name of Investment Option	December 31, 2009	Name of Investment Option	December 31, 2009

AIM International Growth R Fund	34.58%	MFS Value R2 Fund	20.20%
American Century Equity Income A Fund	11.95%	MidCap Growth R4 Fund	44.39%
American Century Mid Cap Value R Fund	29.64%	Money Market R4 Fund	0.11%
American Funds EuroPacific Growth R3 Fund	38.71%	Russell LifePoints® 2010 Strategy R3 Fund	22.75%
American Funds Growth Fund of America R3 Fund	34.12%	Russell LifePoints® 2020 Strategy R3 Fund	26.02%
American Funds Washington Mutual R3 Fund	18.62%	Russell LifePoints® 2030 Strategy R3 Fund	29.87%
Calvert Social Investment Bond A Fund	10.86%	Russell LifePoints® 2040 Strategy R3 Fund	30.01%
Fidelity Adv Government Income T Fund	0.98%	SAM Balanced Portfolio R4 Fund	24.00%
Fidelity Adv Small Cap T Fund	27.61%	SAM Cons Balanced Portfolio R4 Fund	21.80%
First American Small Cap Value A Fund	18.27%	SAM Cons Growth Portfolio R4 Fund	25.28%
Franklin High Income R Fund	44.22%	SAM Flexible Income Portfolio R4 Fund	20.78%
Franklin Rising Dividends R Fund	16.74%	SAM Strategic Growth Portfolio R4 Fund	29.64%
Franklin Templeton Moderate Target R Fund	24.37%	T. Rowe Price Growth Stock R Fund	51.61%
LargeCap S&P 500 Index R4 Fund	25.86%

Potential Payments Upon Termination or Change of Control

We have entered into agreements with each of our named executive officers and certain other members of our senior management that provide certain severance payments and benefits (the severance plan) and certain change of control payments and benefits (the change of control plan). On December 29, 2008, we entered into amended and restated agreements with each of our named executive officers and certain other members of our senior management to comply with Sections 162(m) and 409A of the Code.

Severance Plan

Pursuant to the terms of the severance plan, if we terminate the employee’s employment other than for “cause” (as defined below), and for Mr. Winkler, the employee voluntarily terminates his employment for “good reason” (as defined below) prior to attainment of age 63, the employee will be entitled to receive certain compensation and benefits from us, including the following:

•	a severance payment equal to two times (in the case of Mr. Winkler) or 1.67 times (in the case of each of Messrs. Moore, Bayardo, Maroney and Nibling) the sum of the employee’s annual base salary plus “termination bonus”;

•	a percentage of the employee’s annual base salary equal to 100% (for Mr. Winkler), 75% (for Mr. Moore), 60% (for Mr. Bayardo) and 50% (for Messrs. Maroney and Nibling) for the year during which the employee’s employment is terminated, pro-rated for the days served during that year;

•	for Messrs. Winkler, Moore, Bayardo, Maroney and Nibling, all unvested stock options and restricted stock will immediately vest; and

•	additional benefits, such as health and disability coverage and benefits and a lump sum payment in lieu of an automobile allowance for up to 24 months (in the case of Mr. Winkler) or 20 months (in the case of each Messrs. Moore, Bayardo, Maroney and Nibling) following the date of termination and an extended exercise period for options granted after the effective date of the agreements for an additional 12 months, or, if earlier, the tenth anniversary of the option grant date.

Change of Control Plan

Pursuant to the change of control plan, upon a “change of control” all unvested stock options and restricted stock will immediately vest. In addition, if at any time during the period that commences six months prior to and ends two years following the effective date of a “change of control,” the employee voluntarily terminates his employment for “good reason” (as defined below) or we terminate the employee’s employment other than for “cause,” the employee will be entitled to receive certain additional compensation and benefits from us (less any benefits received under the severance plan), including the following:

•	a severance payment equal to three times (in the case if Mr. Winkler) or 2.5 times (in the case of each of Messrs. Moore, Bayardo, Maroney and Nibling) of the sum of the employee’s annual base salary plus termination bonus;

•	a percentage of the employee’s annual base salary equal to 100% (for Mr. Winkler), 75% (for Mr. Moore), 60% (for Mr. Bayardo) and 50% (for Messrs. Maroney and Nibling) for the year during which the employee’s employment is terminated, pro-rated for the days served during that year;

•	a payment equal to three times (in the case if Mr. Winkler) or 2.5 times (in the case of each of Messrs. Moore, Bayardo, Maroney and Nibling) the amount we would be required to contribute on the employee’s behalf under our pension, 401(k), deferred compensation and other retirement plans based on the employee’s termination base salary;

•	the employee shall become fully vested in the employee’s accrued benefits under all pension, 401(k), deferred compensation or any other retirement plans maintained by us;

•	additional benefits, such as health and disability coverage and benefits and a lump sum payment in lieu of a car allowance for up to three years (in the case of Mr. Winkler) or 2.5 years (in the case of each Messrs. Moore, Bayardo, Maroney and Nibling) following the date of termination and an extended exercise period for options granted after the effective date of the agreements for an additional 12 months, or, if earlier, the tenth anniversary of the option grant date, and in the case of Mr. Winkler, a lump sum payment in lieu of outplacement services equal to 15% of his annual base salary for the year in which he terminates employment; and

•	in the case of Messrs. Winkler, Moore, Bayardo, Maroney and Nibling, additional tax-gross up payments to compensate for excise taxes imposed by Section 4999 of the Code on the compensation and benefits provided.

General

All payments under both the severance plan and the change of control plan generally are designed to be paid in a manner that complies with, or is exempt from, Section 409A of the Code. Throughout the severance payout period (two years in the case of Mr. Winkler and 20 months in the case of Messrs. Moore, Bayardo, Maroney and Nibling) or the change of control payout period (three years in the case of Mr. Winkler and 2.5 years in the case of Messrs. Moore, Bayardo, Maroney and Nibling), the executive shall not induce any person in our employment to terminate such employment or accept employment with anyone other than us or, subject to certain limited exceptions, engage in any business or activity or render any services or provide any advice to any business or entity that directly or indirectly competes in any material manner with us. The initial term of the agreements for each of Messrs. Winkler, Moore, Bayardo, Maroney and Nibling terminates on December 29, 2011, the third anniversary of the effective date of the agreement. Unless either party gives notice of its intention not to renew, the term will be automatically extended for successive one-year periods.

“Cause” is generally defined as the executive’s: (a) conviction of a felony; (b) commission of any act of theft, fraud, embezzlement or misappropriation against us that is materially injurious; (c) willful and continued failure to devote substantially all of his business time to our business affairs, which failure is not remedied within a reasonable time after written demand is delivered; (d) unauthorized disclosure of our confidential information that is materially injurious to us; or (e) knowing or willful material violation of federal or state securities laws.

A “change of control” is generally defined as one of the following: (a) any person becomes the beneficial owner of our securities representing 20% or more of our combined voting power; (b) a change in the majority of the membership of our board occurs without approval by two-thirds of the directors who are continuing directors; (c) we are merged, consolidated or combined with another corporation or entity and our stockholders prior to such transaction own less than 55% of the outstanding voting securities of the surviving entity; (d) a tender offer or exchange offer is made and consummated by a person or group of persons for the ownership of 20% or more of our voting securities; or (e) there is a disposition, transfer, sale or exchange of all or substantially all of our assets, or stockholder approval of a plan of our liquidation or dissolution, where “substantially all” means 85% or more. In addition, the events and transactions described in (a) through (e) will be considered a “change of control” only if the event or transaction is a “change of control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) with respect to the affected executive.

“Good reason” is generally defined as any of the following which results in the terms of the employee’s employment having been detrimentally and materially affected: (a) failure to re-elect or appoint the employee to any corporate office or directorship he currently occupies or a material reduction in his authority, duties or responsibilities or if the executive is assigned duties or responsibilities materially inconsistent from those immediately prior to such assignment; (b) a material reduction in the employee’s compensation, benefits and perquisites; (c) we fail to obtain a written agreement satisfactory to the executive from our successor or assigns to assume and perform his employment agreement; or (d) we require the executive to be based at any office located more than 50 miles from our current offices.

“Termination bonus” is defined as an amount equal to the greater of (i) 100% (for Mr. Winkler), 75% (for Mr. Moore), 60% (for Mr. Bayardo) and 50% (for Messrs. Maroney and Nibling) of the employee’s annual base salary for the year in which the employee terminates employment, or (ii) the highest annual bonus earned by the employee during any of the three full fiscal years preceding the employee’s date of termination

In accordance with the requirements of the rules of the SEC, the following table presents our reasonable estimate of the benefits payable to the named executive officers under our employment agreements: (1) assuming that a change of control and qualifying termination of employment occurred on December 31, 2009, the last business day of fiscal year 2009; (2) assuming that a change of control occurred on December 31, 2009, the last business day of fiscal year 2009; and (3) assuming that a termination of employment without cause (and not within the change of control protective period), as described above, occurred on December 31, 2009, the last business day of fiscal year 2009. Excluded are benefits provided to all employees, such as accrued vacation, and benefits provided by third parties under our life and other insurance policies. Also excluded are pro-rated bonuses for fiscal year 2009 as no bonuses were earned for

2009. While we have made reasonable assumptions regarding the amounts payable, there can be no assurance that in the event of a change of control, the named executive officers will receive the amounts reflected below.

						Value of
				Retirement	Value of	Restricted
	Cash	Other	Health and	Plan	Option	Stock	280G Tax	Total
Trigger	Severance(1)	Benefits(2)	Insurance(3)	Contributions(4)	Acceleration(5)	Acceleration(6)	Gross-Up(7)	Value(8)

JOSEPH C. WINKLER
Change of Control Termination	$7,192,142	$148,800	$31,782	$96,000	$1,840,587	$3,440,688	$2,750,347	$15,500,347
Change of Control No Termination	$0	$0	$0	$0	$2,145,051	$3,440,688	$0	$5,585,740
Termination without Cause(9)	$5,061,428	$139,200	$21,188	$0	$1,840,587	$3,440,688	N/A	$10,503,091

BRIAN K. MOORE
Change of Control Termination	$3,217,143	$24,000	$26,485	$53,000	$914,692	$1,628,042	$0	$5,863,361
Change of Control No Termination	$0	$0	$0	$0	$1,057,262	$1,628,042	$0	$2,685,304
Termination without Cause(9)	$2,281,021	$16,000	$17,657	$0	$914,692	$1,628,042	N/A	$4,857,412

JOSE A. BAYARDO
Change of Control Termination	$1,763,040	$24,000	$26,485	$29,000	$389,469	$649,571	$645,296	$3,526,861
Change of Control No Termination	$0	$0	$0	$0	$443,755	$649,571	$0	$1,093,326
Termination without Cause(9)	$1,235,479	$16,000	$17,657	$0	$389,469	$649,571	N/A	$2,308,175

JAMES F. MARONEY
Change of Control Termination	$1,894,928	$24,000	$26,485	$32,500	$373,653	$722,367	$0	$3,073,932
Change of Control No Termination	$0	$0	$0	$0	$439,199	$722,367	$0	$1,161,565
Termination without Cause(9)	$1,319,762	$16,000	$17,657	$0	$373,653	$722,367	N/A	$2,449,438

KENNETH L. NIBLING
Change of Control Termination	$1,777,433	$24,000	$26,485	$30,500	$350,588	$678,596	$586,849	$3,474,450
Change of Control No Termination	$0	$0	$0	$0	$412,066	$678,596	$0	$1,090,662
Termination without Cause(9)	$1,237,955	$16,000	$17,657	$0	$350,588	$678,596	N/A	$2,300,795

(1)	In the case of a change of control termination, represents (a) a severance payment equal to three times (in the case if Mr. Winkler) or 2.5 times (in the case of each of Messrs. Moore, Bayardo, Maroney and Nibling) the sum of the executive’s annual base salary plus “termination bonus” (as defined above); and (b) a percentage of the employee’s annual base salary equal to 100% (for Mr. Winkler), 75% (for Mr. Moore), 60% (for Mr. Bayardo) and 50% (for Messrs. Maroney and Nibling) for the year during which the executive’s employment is terminated, pro-rated for the days served during that year.

In the case of a termination without cause, represents (a) a severance payment equal to two times (in the case of Mr. Winkler) or 1.67 times (in the case of each of Messrs. Moore, Bayardo, Maroney and Nibling) the sum of the employee’s annual base salary plus “termination bonus”; a percentage of the executive’s annual base salary equal to 100% (for Mr. Winkler), 75% (for Mr. Moore), 60% (for Mr. Bayardo) and 50% (for Messrs. Maroney and Nibling) for the year during which the executive’s employment is terminated, pro-rated for the days served during that year.

In the case of either a change of control termination or a termination without cause, the base salary used to calculate the cash severance payment represents the base salary in effect as of January 1, 2009 for the respective named executive officer. See “Compensation Discussion and Analysis — Components of Compensation — Base Salaries.”

(2)	In the case of a change of control termination, represents (a) a lump sum payment in lieu of a car allowance for the payout period following the date of termination, plus (b) in the case of Mr. Winkler only, a lump sum payment in lieu of outplacement services equal to 15% of his annual base salary for the year in which his employment terminates, plus (c) an extended exercise period for options granted after the effective date of the agreements for an additional 12 months, or, if earlier, the tenth anniversary of the option grant date. No such benefits were accrued to any named executive officer as of December 31, 2009.

(3)	Represents continued benefits, such as medical, dental, disability and life insurance coverage and benefits for the payout period, based on our current costs to provide such coverage.

(4)	Represents the dollar value of the payment equal to three times (in the case if Mr. Winkler) or 2.5 times (in the case of each of Messrs. Moore, Bayardo, Maroney and Nibling) the amount we would be required to contribute on the executive’s behalf under our 401(k), pension, deferred compensation and other retirement plans based on the executive’s termination base salary. We do not currently have any pension or other retirement plans.

(5)	Represents the aggregate value of the acceleration of vesting of the executive’s unvested stock options, based on the spread between the closing price of our common stock ($13.00) on the NYSE on December 31, 2009 and the stock options’ exercise prices. In the event of a change of control only, represents the aggregate value of the acceleration of vesting of the executive’s unvested stock options using the Black-Scholes model value based on the remaining expected life of the stock options.

(6)	Represents the aggregate value of the acceleration of vesting of the executive’s unvested restricted stock, based on the closing price of our common stock ($13.00) on the NYSE on December 31, 2009.

(7)	Represents in the case of Messrs. Winkler, Moore, Bayardo, Maroney and Nibling, additional tax-gross up payments to compensate for excise taxes imposed by Section 4999 of the Code on the compensation and benefits provided.

(8)	Excludes the value to the executive of the continued right to indemnification by us. Executives will be indemnified by us and will receive continued coverage under our directors’ and officers’ liability insurance (if applicable).

(9)	Termination without cause and not within six months prior to, or 24 months after, a change of control.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on the review and discussions, the Compensation Committee recommended to the board that the Compensation Discussion and Analysis be included in our 2009 Annual Report on Form 10-K and in this proxy statement for the 2009 annual meeting of stockholders.

Compensation Committee of the Board of Directors
Michael McShane
James D. Woods

Audit Committee Report

Following is the report of the Audit Committee with respect to Complete Production Services’ audited financial statements for the fiscal year ending December 31, 2009, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2009 and the notes thereto.

The Audit Committee has reviewed and discussed our audited financial statements (including the quality of Complete Production Services’ accounting principles) with management. Our management is responsible for the preparation, presentation and integrity of our financial statements. Management is also responsible for establishing and maintaining internal controls over financial reporting (as defined in Exchange Act Rule 13a-15(f)) and for evaluating the effectiveness of those internal controls and for evaluating any changes in those controls that will, or is reasonably likely to, affect internal controls over financial reporting. Management is also responsible for establishing and maintaining disclosure controls (as defined in Exchange Act Rule 13a-15(e)) and for evaluating the effectiveness of disclosure controls and procedures.

The Audit Committee has reviewed and discussed our audited financial statements (including the quality of our accounting principles) with Grant Thornton LLP. The Audit Committee has discussed with Grant Thornton LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol.1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. Further, the Audit Committee reviewed Grant Thornton LLP’s Report of Independent Registered Public Accounting Firm included in our Annual Report on Form 10-K related to its audit of the consolidated financial statements and financial statement schedules.

The Audit Committee has also received written disclosures and the letter from Grant Thornton LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Grant Thornton LLP’s communications with the Audit Committee concerning independence and has discussed with Grant Thornton LLP its independence from us.

Based on the review and discussions referred to above, the Audit Committee recommended to the board of Complete Production Services, Inc. that its audited financial statements be included in the its Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

Audit Committee of the Board of Directors
Michael McShane
W. Matt Ralls
James D. Woods

Independent Registered Public Accountants

Grant Thornton LLP provided audit and audit-related services to us during the fiscal years ended December 31, 2009 and 2008 as follows:

Type of Fees	Fiscal 2009	Fiscal 2008

Audit Fees	$1,683,536	$2,145,907
Audit-Related Fees	39,827	20,000
Tax Fees	0	0
All Other Fees	0	0

Total	$1,723,363	$2,165,907

Audit Fees

The category includes fees associated with our annual audit, our audit of internal controls over financial reporting and the review of our quarterly reports on Form 10-Q. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of our interim financial statements and the assistance with the review of our SEC registration statements and our debt offering agreements.

Audit-Related Fees

This category includes fees associated with accounting consultations and attestation services that are not required by statute or regulation.

Tax Fees

This category includes fees associated with tax return preparation, tax planning for merger and acquisition activities and tax consultations. We did not engage Grant Thornton LLP to provide any tax services during the fiscal years ended December 31, 2009 and 2008.

All Other Fees

We did not engage Grant Thornton LLP to provide any other services during the fiscal years ended December 31, 2009 and 2008.

Pre-Approval Policies and Procedures

The Audit Committee has specifically approved all of the audit, internal audit and non-audit services performed by Grant Thornton LLP and has determined the rendering of such non-audit services was compatible with maintaining Grant Thornton LLP’s independence. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve audit-related and non-audit related services not prohibited by law to be performed by our independent registered public accountants and associated fees, provided the Chairman shall report any decisions to pre-approve such audit-related or non-audit services and fees to the full Audit Committee at its next regular meeting. In fiscal years 2009 and 2008 all audit fees and audit-related fees were approved by the Audit Committee directly.

From and after the effective date of the SEC rule requiring Audit Committee pre-approval of all audit and permissible non-audit services provided by independent registered public accountants, the Audit Committee has approved all audit and permissible non-audit services prior to such services being provided by Grant Thornton LLP. The Audit Committee, or one or more of its designated members that have been granted authority by the Audit Committee, meets to approve each audit or non-audit services prior to the engagement of Grant Thornton LLP for such services. Each such service approved by one or more of the authorized and designated members of the Audit Committee is presented to the entire Audit Committee at its next meeting.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Person Transactions Policy and Procedures

Our board maintains a written Related Party Transactions Policy and Procedures. Pursuant to this policy, a related party transaction (as defined below) may be consummated or may continue only if the Nominating Committee of our board approves or ratifies the transaction in accordance with the guidelines set forth in the policy. If advance committee approval of a related party transaction requiring the committee’s approval is not feasible, then the transaction may be preliminarily entered into by management upon prior approval of the transaction by the Chairman of the Nominating Committee subject to ratification of the transaction by the Nominating Committee at the committee’s next regularly scheduled meeting; provided that if ratification is not forthcoming, management shall make all reasonable efforts to cancel or annul such transaction. Management shall present to the Nominating Committee each proposed related party transaction, including all relevant facts and circumstances relating thereto and shall update the Nominating Committee as to any material changes to any approved or ratified related party transaction and shall provide a status report at least annually at a regularly scheduled meeting of the Nominating Committee of all then current related party transactions. In addition, under our policy, any related party transactions which could reasonably be expected to have a material impact on our financial statements shall be brought to the attention of the Audit Committee of our board.

For the purposes of our policy, a “related party transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which Complete Production Services, Inc. (including any of our subsidiaries) was, is or will be a participant and the amount involved exceeds $100,000, and in which any related party had, has or will have a direct or indirect interest. A “related party” includes: (i) any person who is, or at any time since the beginning of our last fiscal year was, a member of our board, one of our executive officers or a nominee to become a member of our board; (ii) any person who is known to be the beneficial owner of more than 5% of any class of our voting securities; (iii) any immediate family member, as defined in the policy, of, or sharing a household with, any of the foregoing persons; and (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a greater-than-five-percent beneficial ownership interest.

Related Person Transactions

Robert S. Boswell, one of our directors, serves as Chairman and Chief Executive Officer of Laramie Energy II, LLC. Laramie Energy II paid us approximately $1.0 million for oilfield services during fiscal 2009.

Harold G. Hamm, one of our directors, is a majority owner as well as the Chairman and Chief Executive Officer of Continental Resources, Inc., an independent exploration and production company. In connection with the acquisition by Complete Energy Services, Inc. (“CES”) of Hamm Co. in 2004, CES entered into a Strategic Customer Relationship Agreement with Continental Resources. By virtue of our combination in September 2005 with CES, we are now a party to such agreement. The agreement provides Continental Resources the option to engage a limited amount of our assets into a long-term contract at market rates. We sell services and products to Continental Resources and its subsidiaries. Revenues attributable to these sales totaled approximately $40.3 million for the year ended December 31, 2009. In addition, we lease offices and an oilfield yard from Continental Management Co. and Mr. Hamm for an aggregate of $201,316 for the year. These leases expire in June 2010. Mr. Hamm is the owner of Continental Management Co.

Marcus A. Watts, one of our directors, is a partner in the law firm of Locke Lord Bissell & Liddell LLP. In 2009, we made payments of approximately $488,000 to Locke Lord Bissell & Liddell LLP for legal services.

We believe that all of these related party transactions were either on terms at least as favorable to us as could have been obtained through arm’s-length negotiations with unaffiliated third parties or were negotiated in connection with acquisitions, the overall terms of which were as favorable to us as could have been obtained through arm’s-length negotiations with unaffiliated third parties.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” requires our directors and executive officers, and persons who own more than 10% of a registered class of our securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Based solely on a review of copies of such forms received with respect to fiscal year 2009 and the written representations received from certain reporting persons that no other reports were required, we believe that all directors, executive officers and persons who own more that 10% of our common stock have complied with the reporting requirements of Section 16(a), except that James D. Woods, our Director, filed two late Form 4s regarding (i) the open market purchase of 100 shares of common stock by Mr. Woods’ spouse on November 19, 2009 and (ii) the exercise and hold of 4,001 shares of common stock underlying an option on December 10, 2009. Additionally, as of the date of this proxy statement, we are aware that Harold G. Hamm, our Director, filed two late Form 4s regarding (i) a grant of 5,716 shares of restricted stock and an option to purchase 5,000 shares of common stock on January 29, 2010 and (ii) the open market purchase of 26,355 shares on June 26, 2009.

Stockholder Proposals and Nominations

Proposals Pursuant to Rule 14a-8.  Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in our proxy statement and for consideration at our next annual meeting of stockholders. To be eligible for inclusion in our 2010 proxy statement, your proposal must be received by us no later than December 10, 2010 based on a proxy statement date of April 9, and must otherwise comply with Rule 14a-8. While our board will consider stockholder proposals, we reserve the right to omit from our proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.

Proposals and Nominations Pursuant to our Bylaws.  Under our Amended and Restated Bylaws (“bylaws”), in order to nominate a director or bring any other business before the stockholders at the 2011 annual meeting that will not be included in our proxy statement, you must comply with these procedures as described below. In addition, you must notify us in writing and such notice must be delivered to our Secretary no earlier than January 21, 2011 and no later than February 21, 2011, unless our 2011 annual meeting is scheduled more than 30 days before or more than 70 days after the first anniversary of our 2010 annual meeting, in which case the notice must be delivered not earlier than the 120th day before and no later than the 90th day before the 2011 annual meeting or the 10th day after the day on which public announcement of the 2011 meeting date is made.

Our bylaws provide that a stockholder’s nomination must contain the following information about the nominee: (i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act and Rule 14a-11 thereunder, and (ii) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected. Any candidates recommended by stockholders for nomination to the board will be evaluated in the same manner that nominees suggested by board members, management or other parties are evaluated.

Our bylaws provide that a stockholder’s notice of a proposed business item must include: a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws of the corporation, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made. In addition, the bylaws provide that a stockholder proposing any nomination or other business item must include, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made: (i) the name and address of such stockholder, as they appear on our books, and of such beneficial owner; (ii) the class and number of shares of our capital stock which are owned beneficially and of record by such stockholder and such beneficial owner; (iii) a representation that the stockholder is a holder of record of our stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination; and (iv) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (b) otherwise to solicit proxies from stockholders in support of such proposal or nomination. We may require any proposed nominee to furnish such other information as we may reasonably require to determine the eligibility of such proposed nominee to serve as our director.

You may write to our Secretary at our principal executive office, 11700 Katy Freeway, Suite 300, Houston, Texas 77079 to deliver the notices discussed above and for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates pursuant to the bylaws.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of banks and brokers with account holders who are our stockholders will be householding our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your bank or broker, direct your written request to Investor Relations, Complete Production Services, Inc., 11700 Katy Freeway, Suite 300, Houston, Texas 77079, or contact Investor

Relations by telephone at (281) 372-2300. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their bank or broker.

Incorporation by Reference

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act which might incorporate future filings made by us under those statutes, neither the preceding Compensation Committee Report nor the Audit Committee Report will be incorporated by reference into any of those prior filings, nor will any such report be incorporated by reference into any future filings made by us under those statutes, except to the extent we specifically incorporate such reports by reference therein. In addition, information on our website, other than our proxy statement and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.

Forward-Looking Statements

This proxy statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements relate to expectations concerning matters that are not historical facts. These forward-looking statements include, but are not limited to, statements related to risks associated with our compensation programs and our board’s role in risk oversight. Readers are cautioned that these forward-looking statements are based on current expectations and are subject to risks, uncertainties, and assumptions that are difficult to predict. We undertake no obligation to revise or update any forward-looking statements for any reason. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned in the risk factors in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2009 and in our periodic reports on Form 10-Q and current reports on Form 8-K.

COMPLETE PRODUCTION SERVICES, INC.

James F. Maroney
Vice President, Secretary and General Counsel

Shareowner ServicesSM
Complete Production	P.O. Box 64945
Services, Inc.	St. Paul, MN 55164-0945
COMPANY #

SAMPLE
Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named
proxies to vote your shares in the same manner as if you
marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/cpx

Use the Internet to vote your proxy until 12:00 p.m. (CT) on May 20, 2010.

PHONE – 1-800-560-1965

Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on May 20, 2010.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.
If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Complete Production Services, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-9397.
The Board of Directors Recommends a Vote FOR the nominees in Item 1 and FOR Item 2.

1.	To elect three	01 Harold G. Hamm	☐	Vote FOR	☐	Vote
	Class II directors	02 W. Matt Ralls		all nominees		WITHHELD
	to serve for three-	03 James D. Woods		(except as		from all
	year terms until the			marked)		nominees
annual meeting of
stockholders in
2013:

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	To ratify the appointment of Grant Thornton LLP as our independent registered public accountants for the year ending December 31, 2010.

☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE NOMINEES IN ITEM 1 AND FOR ITEM 2.

Address Change? Mark box, sign, and indicate changes below:     ☐

Date

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

SAMPLE
COMPLETE PRODUCTION SERVICES, INC.
ANNUAL MEETING OF STOCKHOLDERS
May 21, 2010
9:00 a.m. local time
The Houstonian
111 N. Post Oak Lane
Houston, TX 77024

Complete Production Services, Inc.
11700 Katy Freeway, Suite 300
Houston, Texas 77079
proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 21, 2010.
The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.
If no choice is specified, the proxy will be voted “FOR” the nominees in Item 1 and “FOR” Item 2.
By signing the proxy, you revoke all prior proxies and appoint James F. Maroney and Jose A. Bayardo, and each of them acting in the absence of the other, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.
See reverse for voting instructions.
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